Exhibit 99.2

STOCK PURCHASE AGREEMENT

AMONG

CHIQUITA INTERNATIONAL LIMITED

AND

CHIQUITA BRANDS LLC,

AS SELLERS

AND

INVESMAR LIMITED,

AS BUYER

June 10, 2004

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on June 10, 2004, by and among CHIQUITA INTERNATIONAL LIMITED, a Bermuda company (“CIL”), CHIQUITA BRANDS LLC, a Delaware limited liability company (“CBL”) (each individually a “Seller” and collectively, the “Sellers”) and INVESMAR LIMITED, a British Virgin Islands company (the “Buyer”). Sellers and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in the Preamble below not otherwise defined therein shall have the respective meanings ascribed to such terms in §1 hereunder.

PREAMBLE

CBL owns all of the outstanding membership certificates of Compañía Frutera de Sevilla LLC, a Delaware limited liability company (“CFS”), which CBL converted from a Delaware company to a Delaware limited liability company, at CBL’s sole expense, on April 29, 2004 (the “Conversion”), and CIL owns all of the outstanding founder’s rights of Antioquia Establishment, Conexpro Inc. Establishment, Quindio Establishment, Tairona Establishment and Urabá Establishment, each a Principality of Liechtenstein establishment (collectively, the “Establishments” and, together with CFS, the “Acquired Companies”). The Establishments own all of the outstanding and issued shares of C.I. Bananos de Exportación S.A., a Colombian company (“Banadex”), and Agrícola El Retiro S.A., a Colombian company (“El Retiro” and, together with Banadex, the “Colombian Companies”). El Retiro owns or operates banana farms in the Urabá and Santa Marta regions of Colombia, with approximately 5,356.78 hectares in production. Banadex owns certain port facilities in Urabá, which CFS operates.

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding membership certificates of CFS and all of the founder’s rights of the Establishments (such membership certificates and founder’s rights hereinafter collectively referred to as the “Shares”) in exchange for cash, various promissory notes of Buyer in the form of Exhibits 1, 2 and 3 attached hereto and the assumption by Buyer (indirectly through the purchase of the Shares) of certain pension liabilities of CFS and the Colombian Companies and certain other liabilities of the Colombian Companies. Aikon International Investments, S.A., a Panamanian company, and the Buyer’s parent company (“Aikon”), Buyer’s Colombian subsidiary, C.I. Banacol, S.A. (“Banacol”), and the Colombian Companies shall guarantee (i) the performance of the Buyer’s obligations under this Agreement, (ii) the performance by Banana International Corporation, a Panamanian company (“BIC”), of its obligations under the Banana Purchase Agreement, (iii) the performance of the obligations of Banacol, Banadex and El Retiro under any Ancillary Agreement, and (iv) the full and punctual payment of the promissory notes issued by the Buyer pursuant to this Agreement. Aikon shall also guarantee the obligations of BIC under the Pineapple Purchase Agreement. The full and punctual payment of the promissory notes issued by the Buyer pursuant to this Agreement shall also be secured by mortgages over certain real properties of El Retiro. The obligations of BIC under the Pineapple Purchase Agreement shall be also secured by the La Fama Trust. Chiquita Brands International, Inc., a New Jersey company, and the Sellers’ parent company (“CBII”), shall guarantee (i) the performance of the Sellers’ obligations under this Agreement, (ii) the performance of CIL’s and Chiquita Frupac, Inc’s, a Delaware company (“Frupac”), obligations under the Banana Purchase Agreement and the Pineapple Purchase Agreement, respectively, and (iii) the performance by Chiquita’s Affiliates of their obligations under the Ancillary Agreements.

This Agreement also contemplates: (i) the transfer to one or more affiliates of the Sellers by the Acquired Companies and the Colombian Companies (collectively, the “Companies”), on or prior to the Closing Date, of all cash, all accounts receivable (other than certain accounts receivable from employees retained by the Companies) that are transferable prior to the Closing Date, certain accounts payable, certain contracts and certain other assets and properties specified in Exhibit 4 belonging to the Companies (the “Excluded Assets”), including, without limitation, (a) all the shares or quotas held by any of the Companies in Bananera Agrícola de Guacamayal, S.A., a Colombian company (“Banamayal”), Compañía Agrícola El Retén, S.A., a Colombian company (“El Retén”), Agrícola Bananera La Ceiba, S.A., a Colombian company (“La Ceiba”), and Frutas del Valle de Upar Limitada, a Colombian company (“Frutas del Valle de Upar”), (b) the shares held by Banadex in Compañía Logística Colombiana LTDA., a Colombian company (“CLC”), and (c) all the rights and obligations of El Retiro, as lessee under its lease with Fagrasas LTDA., a Colombian company (“Fagrasas”); (ii) subject to certain conditions, El Retiro’s purchase, on or after the Closing Date, of certain real and personal property owned by Banamayal and El Retén, for an aggregate purchase price of Two Million Nine Hundred Ninety Thousand Three Hundred Ninety-Three Dollars ($2,990,393); and (iii) subject to certain conditions, El Retiro’s purchase of certain real and personal property owned by Fagrasas. Exhibit 4 also lists certain other assets of the Colombian Companies that are not transferable prior to the Closing Date and, accordingly, will either be purchased and paid for by Buyer on the Closing Date or thereafter or, in the case of certain accounts receivable, will be collected after the Closing Date by the Colombian Companies for the account of Sellers and their Affiliates or will be transferred to the Sellers or their Affiliates after the Closing Date.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows.

1. Definitions.

“AAA” has the meaning set forth in §9(o)(i) below.

“Acquired Companies” has the meaning set forth in the Preamble above.

“Actuarial Report” has the meaning set forth in §4(s)(i) below.

“Additional Excluded Assets” has the meaning set forth in §5(v) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding incidental, indirect and consequential damages.

“Affiliate” means an “affiliate” of, or a Person “affiliated” with, a specified Person, and is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” or “this Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Agreement for the Provision of Fruit Loading, Unloading and Storage Services, and Container Movement Services” means the Agreement for the Provision of Fruit Loading, Unloading and Storage Services, and Container Movement Services, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 5 attached hereto.

“Agreement for the Provision of Third Party Cargo Loading, Unloading and Storage Services” means the Agreement for the Provision of Third Party Cargo Loading, Unloading and Storage Services, dated the date of the Closing, between CLC and Banacol, in the form of Exhibit 6 attached hereto.

“Aikon” has the meaning set forth in the Preamble above.

“Aikon Guarantee” means the guarantee executed by Aikon in favor of the Sellers, dated the date of the Closing, in the form of Exhibit 7 attached hereto.

“Ancillary Agreements” means the Agreement for the Provision of Fruit Loading, Unloading and Storage Services, and Container Movement Services, the Agreement for the Provision of Third Party Cargo Loading, Unloading and Storage Services, the Banamayal Real Estate Deed, the Banamayal Bill of Sale, the Banana Purchase Agreement, the Banana Purchase Agreement Amendment, the Banana Purchase Indemnity Letter Agreement, the Banavac Supply Agreement (Costa Rica and Panama), the Buyer’s Guarantees, the Cobara Farm Sale Agreement, the Cobara Farm Supplemental Banana Supply Agreement, the Comodato, the EU Importation Rights Agreement, the Expofrut Employee Service Agreement, the La Fama Trust, the Master License Agreement, the Mortgages, the Paper Supply Agreement, the Paper Transportation Agreement, the Pineapple Purchase Agreement, the Plastics Maquila Agreement, the Purchase Option Agreement, the Retén Farm Purchase Agreement, the Santa Marta Port Dividends Assignment Agreement, the Sellers’ Guarantee, the Software License Agreement, the Strike Indemnity Letter Agreement, the Turbo Box Maquila Agreement, the Unilateral Undertaking Regarding Negotiations with Carton de Colombia, the Unilateral Undertaking to Cooperate in Negotiation of Ground Rates, and the Unilateral Undertaking to Maintain Container Yard Rates.

“Assumed Liabilities” means the FAE Account Payable, the Pension Liabilities described in Exhibit 8 attached hereto, the liability of approximately Twenty Thousand Dollars ($20,000.00) for Cristal Vitro related to Meristems and the liability of the Companies recorded under the heading “Fiducia-Fondo de Trabajadores.”

“Banacol” has the meaning set forth in the Preamble above.

“Banadex” has the meaning set forth in the Preamble above.

“Banafrut” has the meaning set forth in §5(f) below.

“Banafrut Excess Payments” has the meaning set forth in §5(f) below.

“Banamayal” has the meaning set forth in the Preamble above.

“Banamayal Real Estate Deed” means the real estate deed, dated the date of the Closing, between Banamayal and El Retiro, in the form of Exhibit 9 attached hereto.

“Banamayal Bill of Sale” means the Bill of Sale, dated the date of the Closing, between Banamayal and El Retiro, in the form of Exhibit 10 attached hereto.

“Banana Purchase Agreement” means the Banana Purchase Agreement, dated April 16, 2004, between BIC, as Seller, and CIL, as Buyer, in the form of Exhibit 11 attached hereto, which shall be amended on the Closing Date as provided in the Banana Purchase Agreement Amendment.

“Banana Purchase Agreement Amendment” means the Banana Purchase Agreement Amendment, dated the date of the Closing, between BIC and CIL, in the form of Exhibit 12 attached hereto.

“Banana Purchase Indemnity Letter Agreement” means the Banana Purchase Indemnity Letter Agreement, dated the date of the Closing, in the form of Exhibit 13 attached hereto.

“Banavac Supply Agreement (Costa Rica and Panama)” means the Banavac Supply Agreement (Costa Rica and Panama), dated the date of the Closing, in the form of Exhibit 14 attached hereto.

“BanColombia Loan Agreement” has the meaning set forth in §3(b)(v) below.

“BIC” has the meaning set forth in the Preamble above.

“Breaching Party” has the meaning set forth in §11(b)(vi).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in Cincinnati, Ohio, United States of America or in Medellín, Republic of Colombia.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Guarantees” means the Aikon Guarantee and the Colombian Companies Guarantee.

“Buyer’s Note” has the meaning set forth in §2(b) below.

“CBII” has the meaning set forth in the Preamble above.

“CBL” has the meaning set forth in the first paragraph of this Agreement.

“CERT” has the meaning set forth in §5(g) below.

“CFS” has the meaning set forth in the Preamble above.

“CFS Shares” means all of the outstanding membership certificates of CFS owned by CBL.

“CIL” has the meaning set forth in the first paragraph of this Agreement.

“CLC” has the meaning set forth in the Preamble above.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Closing Date Liabilities” has the meaning set forth in §2(e)(i)(A) below.

“Closing Date Purchase Price Adjustment Certificate” has the meaning set forth in §2(e)(ii)(A) below.

“Cobara Farm Sale Agreement” means the Cobara Farm Sale Agreement, dated the date of the Closing, between Banamayal and El Retiro, in the form of Exhibit 15 attached hereto.

“Cobara Farm Supplemental Banana Supply Agreement” means the Cobara Farm Supplemental Banana Supply Agreement, dated the date of the Closing, between CIL and BIC, in the form of Exhibit 16 attached hereto.

“Colombian Companies” has the meaning set forth in the Preamble above.

“Colombian Companies Guarantee” means the joint and several guarantee executed by Banacol, Banadex and El Retiro in favor of the Sellers, dated the date of the Closing, in the form of Exhibit 17 attached hereto.

“Comodato” means the Comodato, dated the date of the Closing, among Expofrut and Banadex and CFS, regarding the comodato of a guest house, certain offices, a yard for storage, and the repair of containers and chassis, in the form of Exhibit 18 attached hereto.

“Companies” has the meaning set forth in the Preamble above.

“Confidential Information” means trade secrets and other proprietary information of either Party or its Affiliates that is not already generally available to the public or known to the other Party or its Affiliates when it was disclosed in connection with the transactions contemplated hereby.

“Conversion” has the meaning set forth in the Preamble above.

“Covered Tax Period” has the meaning set forth in §8(f) below.

“Creditable Assets” has the meaning set forth in §2(e)(i)(A) below.

“Disclosure Schedule” has the meaning set forth in §4 below.

“dispute” has the meaning set forth in §9(o)(i) below.

“Dollars” means lawful money of the United States, except where otherwise indicated.

“Eight Week Excess Inventory Note” has the meaning set forth in §2(b) below.

“El Retén” has the meaning set forth in the Preamble above.

“El Retiro” has the meaning set forth in the Preamble above.

“Employee Benefit Plan” means an Employee Welfare Benefit Plan or an Employee Pension Benefit Plan or a plan which is both an Employee Welfare Benefit Plan and an Employee Pension Benefit Plan.

“Employee Pension Benefit Plan” means any plan, fund, or program sponsored by the Companies which: (a) provides retirement income to employees, or (b) results in deferral of income by employees for periods extending to the termination of covered employment or beyond, regardless of the method of calculating the contributions made to the plan, the method of calculating the benefits under the plan or the method of distributing benefits from the plan.

“Employee Welfare Benefit Plan” means any plan, fund, or program sponsored by the Companies which is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services.

“Environmental, Health, and Safety Requirements” shall mean all Colombian statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Escrow Agreement” has the meaning set forth in §7(h) below.

“Establishments” has the meaning set forth in the Preamble above.

“Establishment Shares” means the founder’s rights owned by CIL corresponding to the Establishments.

“EU Importation Rights Agreement” means the EU Importation Rights Agreement, dated the date of the Closing, between CBII and Banadex, in the form of Exhibit 19 attached hereto.

“Excess Inventory” has the meaning set forth in §2(e)(iv)(A) below.

“Excess Inventory Certificate” has the meaning set forth in §2(e)(iv)(A) below.

“Excluded Assets” has the meaning set forth in the Preamble above.

“Expofrut” means Exportadora de Frutas Frescas Limitada, a Colombian company.

“Expofrut Employee Service Agreement” means the Expofrut Employee Service Agreement, dated the date of the Closing, between Expofrut and Banadex, in the form of Exhibit 20 attached hereto.

“FAE” means Financiera Agro-Exportaciones Limitada, a Cayman Islands company.

“FAE Account Payable” means the account payable of FAE described under the heading FAE Account Payable in Exhibit 8 attached hereto.

“Fagrasas” has the meaning set forth in the Preamble above.

“Final Excess Inventory Certificate” has the meaning set forth in §2(e)(iv)(B) below.

“Final Pension Liability Audit” has the meaning set forth in §5(m)(i) below.

“Final Post-Closing Purchase Price Adjustment Certificate” has the meaning set forth in §2(e)(ii)(C) below.

“Financial Statements” has the meaning set forth in §4(g) below.

“Formula Price” has the meaning set forth in §11(b)(iv)(C) below.

“Frupac” has the meaning set forth in Preamble above.

“Frutas del Valle de Upar” has the meaning set forth in the Preamble above.

“FundaBanadex” has the meaning set fort in §2(e)(i)(A) below.

“GAAP” means, except when United States generally accepted accounting principles is specified, Colombian generally accepted accounting principles as in effect from time to time, consistently applied.

“Income Tax” means any tax measured by or imposed on net income or on a corporation’s equity (the latter being known in Colombia as “tasa presuntiva”), including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in §7(d)(i) below.

“Indemnifying Party” has the meaning set forth in §7(d)(i) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) all computer software (including source code, executable code, data, databases, and related documentation), (e) all material advertising and promotional materials, (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, in the case of Sellers, actual knowledge by John Ordman, Fuad Giacoman, Alvaro Acevedo and Luis German Cuartas, without independent investigation.

“La Ceiba” has the meaning set forth in the Preamble above.

“La Fama Trust” means the Costa Rican trust, whose trustee shall be Banco BCT, S.A. and in which Frupac shall be the named beneficiary, into which the shares of Industria Cartonera Inca, S.A. shall be deposited in order to secure the Buyer’s obligations under the Pineapple Purchase Agreement, in the form of Exhibit 21 attached hereto.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property which is used in CFS’ or the Colombian Companies’ businesses.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which CFS or the Colombian Companies hold any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Make-Whole Payment” has the meaning set forth in §11(b)(iii) below.

“Master License Agreement” means the Master License Agreement, dated the date of the Closing, between CBL and Aikon in the form of Exhibit 22 attached hereto.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change involving an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) that would be adverse to the business, assets, or condition (financial or otherwise) of any of the Companies, provided, that, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions prevailing in Colombia and elsewhere, including such conditions related to the business of the Companies, (2) Colombian or international political or social conditions, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles or Colombian generally accepted accounting principles, and (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (b) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (c) any adverse change in or effect on the business of the Companies that is cured by Sellers on or prior to the Closing Date.

“Mortgages” means the deeds of mortgage, which create first or second priority mortgages over the properties described therein, comprising 449.40 hectares of land in Uraba and 129.73 hectares of land in Santa Marta, dated the date of the Closing, between CIL, CBL, Banamayal, Reten and El Retiro, in the form of Exhibit 23 attached hereto.

“Most Recent Financial Statements” has the meaning set forth in §4(g) below.

“Most Recent Quarter End” has the meaning set forth in §4(g) below.

“Negative Excess” has the meaning set forth in §2(e)(iii)(B) below.

“Non-Breaching Party” has the meaning set forth in §11(b)(vi) below.

“Note Rate” has the meaning set forth in §2(b) below.

“Notes” has the meaning set forth in §2(b) below.

“Negative Excess” has the meaning set forth in §2(e)(iii)(B) below.

“Notified Party” has the meaning set forth in §10(c) below.

“Notifying Party” has the meaning set forth in §10(c) below.

“One Million Dollar Excess Inventory Note” has the meaning set forth in §2(b) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Companies and used in their business together with all Owned Real Property Leases, including the right to all security deposits.

“Owned Real Property Lease” means all leases, licenses, or other agreements (written or oral) pursuant to which any of the Companies conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof.

“Paper Supply Agreement” means the Paper Supply Agreement, dated the date of the Closing, between Chiquita Fresh North America, LLC and BIC, in the form of Exhibit 24 attached hereto.

“Paper Transportation Agreement” means the Paper Transportation Agreement, dated the date of the Closing, between Chiquita Brands LLC and Altex Chartered, Inc., in the form of Exhibit 25 attached hereto.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Pension Liabilities” has the meaning set forth in §2(b) below, and shall include, without limitation, all pension benefits payable to former employees and their spouses, widows, widowers or dependents, including “bonos pensionales” and “pensiones compartidas.”

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) Liens for real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) are being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property (so long as such laws and other matters do not, in the aggregate, prohibit or materially interfere with the current use or occupancy of such property); and (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not or would not materially impair or interfere with the current use or occupancy of such Owned Real Property in the operation of CFS’ or any of the Colombian Companies’ businesses.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Pineapple Purchase Agreement” means the Pineapple Purchase Agreement, dated April 16, 2004, between BIC, as Seller, and Chiquita Frupac, Inc., as Buyer, in the form of Exhibit 26 attached hereto.

“Plastics Maquila Agreement” means the Plastics Maquila Agreement, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 27 attached hereto.

“Port” has the meaning set forth in §5(j) below.

“Positive Excess” has the meaning set forth in §2(e)(iii)(B) below.

“Post-Closing Purchase Price Adjustment Certificate” has the meaning set forth in §2(e)(ii)(B) below.

“Post Closing Transition Period” has the meaning set forth in §5(b) below.

“Pre-Closing Tax Period” has the meaning set forth in §8(a) below.

“Prime Rate” means the prime rate announced from time to time by Citibank, N.A., or its successors, at its office in New York City, as its prime rate (whether or not such announced rate is the best rate available at such bank).

“Proban” has the meaning set forth in §5(i) below.

“Proban Receivable” has the meaning set forth in §5(i) below.

“Purchase Option Agreement” means the Purchase Option Agreement, dated the date of the Closing, among Expofrut and Banadex and CFS, regarding the purchase option of a guest house, in the form of Exhibit 28 attached hereto.

“Purchase Price” has the meaning set forth in §2(b) below.

“Purchase Price Adjustments” has the meaning set forth in §2(e) below.

“Reimbursable Costs” means all out-of-pocket costs which are: (i) incurred by a party in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the consideration of the transactions contemplated hereby and thereby, including legal and accounting fees, travel expenses, due diligence costs and financing and commitment fees, and (ii) properly documented or evidenced by third party receipts or invoices.

“Relevant Employee” has the meaning set forth in §4(r) below.

“Retained Employee Accounts Receivable” has the meaning set forth in §2(e) below.

“Retén Farm Purchase Agreement” means the Retén Farm Purchase Agreement, dated the date of the Closing, between Retén and El Retiro, in the form of Exhibit 29 attached hereto.

“Rules” has the meaning set forth in §9(o)(i) below.

“Santa Marta Port Dividends Assignment Agreement” means the Santa Marta Port Dividends Assignment Agreement, dated the date of the Closing, among Expofrut and Banadex and El Retiro, in the form of Exhibit 30 attached hereto.

“Seller” or “Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Guarantee” means the guarantee executed by CBII in favor of the Buyer, dated the date of the Closing, in the form of Exhibit 31 attached hereto.

“Shares” has the meaning set forth in the Preamble.

“Software License Agreement” means the Software License Agreement, dated the date of the Closing, among CBL and Banadex, Banacol and Banacol de Costa Rica, S.A., in the form of Exhibit 32 attached hereto.

“Storage House” has the meaning set forth in §5(b) below.

“Stored Documents” has the meaning set forth in §5(b) below.

“Straddle Period” has the meaning set forth in §8(b) below.

“Strike Indemnity Letter Agreement” means the Strike Indemnity Letter Agreement, dated the date of this Agreement, by and between Sellers and Buyer, in the form of Exhibit 48 attached hereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, joint venture, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own(s) a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Period” has the meaning set forth in §11(b)(iv) below.

“Tax” or “Taxes” means any tax, except Income Tax, including, but not limited to, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by a Tax Authority.

“Tax Authority” means any government or authority, foreign or domestic.

“Tax Claim” has the meaning set forth in §8(f) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment Credit” has the meaning set forth in §5(f) below.

“Termination Payments” has the meaning set forth in §5(f) below.

“Third Party Claim” has the meaning set forth in §7(d)(i) below.

“Third Party Offer” has the meaning set forth in §11(b)(iv)(C) below.

“Turbo Box Maquila Agreement” means the Turbo Box Maquila Agreement, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 33 attached hereto.

“Unilateral Undertaking Regarding Negotiations with Carton de Colombia” means the Unilateral Undertaking Regarding Negotiations with Carton de Colombia, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 34 attached hereto

“Unilateral Undertaking to Cooperate in Negotiation of Ground Rates” means the Unilateral Undertaking to Cooperate in Negotiation of Ground Rates, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 35 attached hereto.

“Unilateral Undertaking to Maintain Container Yard Rates” means the Unilateral Undertaking to Maintain Container Yard Rates, dated the date of the Closing, between Expofrut and Banacol, in the form of Exhibit 36 attached hereto.

“United States” means the United States of America, its states, territories and possessions.

“US IRS” has the meaning set forth in §8(e)(i) below.

2. Purchase and Sale of Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from CIL and CIL agrees to sell to Buyer the Establishment Shares and Buyer agrees to purchase from CBL and CBL agrees to sell to Buyer the CFS Shares, all for the consideration specified below in this §2.

(b) Purchase Price. Subject to the Purchase Price Adjustments provided in §2(e) below, at Closing, Buyer agrees to deliver and assume the following, all which shall constitute the “Purchase Price”: (i) Buyer shall deliver to CIL: (A) Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000.00) by wire transfer or delivery of other immediately available funds, (B) a promissory note in a principal amount of Eight Million Two Hundred Thousand Dollars ($8,200,000.00), which note shall bear interest at the Prime Rate plus one point twenty-five percent (1.25%) (the “Note Rate”), and be in the form of, and amortize as provided in, Exhibit 1 attached hereto (the “Buyer’s Note”), (C) a promissory note in the principal amount of Two

Million Six Hundred Thousand Dollars ($2,600,000.00), which shall amortize and be in the form of Exhibit 2 attached hereto (the “Eight Week Excess Inventory Note”), and (D) a promissory note in the principal amount of One Million Dollars ($1,000,000.00), which shall amortize and be in the form of Exhibit 3 attached hereto (the “One Million Dollar Excess Inventory Note” and, together with the Buyer’s Note and the Eight Week Excess Inventory Note, the “Notes”); and (ii) Buyer shall assume, through its acquisition of the Shares, certain pension liabilities of CFS and the Colombian Companies described under the heading “Pension Liabilities” in Exhibit 8 (the “Pension Liabilities”). The Notes shall be guaranteed by the Buyer’s Guarantees and be secured by the Mortgages. The manner of payment of the cash portion of the Purchase Price shall be specified in written instructions delivered by Sellers to Buyer at Closing. Sellers have not made and will not make any representation and warranty whatsoever with respect to the ultimate total amount of the Pension Liabilities, other than the representation made in §4(s).

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in Panamá City, Republic of Panamá at such offices mutually agreed by the Parties, commencing at 10:00 a.m. time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than the date which is 30 days after the date of execution of this Agreement, except as otherwise provided in §11(a).

(d) Deliveries at Closing. At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below, (ii) Buyer shall deliver to Sellers the various certificates, instruments, and documents referred to in §6(b) below, (iii) Sellers shall deliver to Buyer stock certificates, deeds of assignment or other similar documents representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) each of the Parties shall execute, or cause the appropriate person to execute, as applicable, and deliver to the other Party, all the Ancillary Agreements; and (v) Buyer shall deliver to Sellers the consideration specified in §2(b) above.

(e) Purchase Price Adjustment. The Purchase Price set forth above assumes that, at Closing, all of the Excluded Assets that are capable of being assigned to Sellers or their Affiliates shall have been so assigned and the Companies will not have any cash or cash equivalents, any accounts receivable, any assets consisting of prepayments, advances or deposits, or any liabilities other than the Assumed Liabilities, which Buyer has agreed to assume as part of the Purchase Price, and that an amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000.00) of non-obsolete Excess Inventory (other than bananas packed in boxes waiting to be shipped) remains in the Colombian Companies. To give effect to such understanding, the cash portion of the Purchase Price payable shall be adjusted by the amounts provided in §2(e)(i) below, and the portion of the Purchase Price corresponding to the Eight Week Excess Inventory Note shall be adjusted by the amounts provided in §2(e)(iii) below (the “Purchase Price Adjustments”). In addition, under §5(n) hereof, Buyer has agreed to cause the Colombian Companies to collect on behalf of, and for the account of, Sellers and their Affiliates those Excluded Assets consisting of accounts receivable (including accounts receivable from those employees retained by the Companies (“Retained Employee Accounts Receivable”)) that are not assignable to Sellers or their Affiliates, and to assign to Sellers or their Affiliates after Closing those accounts receivable that, while assignable, are not in fact assigned on or prior to the Closing Date and are not collected prior to the date of such assignment. With respect to the inventory items classified as obsolete, the Parties have agreed that those items constituting spare parts shall remain at Banadex without any purchase price adjustment and all other items shall be transferred to Expofrut as part of the Excluded Assets. Sellers agree that they shall cause Expofrut to provide Banadex with a right of first refusal to purchase all such obsolete items transferred to Expofrut at the same price at which Exprofrut proposes to sell such items to a third party after the Closing.

The amount of the Purchase Price adjustments contemplated in this §2(e) shall be determined in the manner set forth below:

(i) Adjustment of the Cash Portion of the Purchase Price. The cash portion of the Purchase Price payable by the Buyer shall be adjusted in the following manner:

(A) The Purchase Price payable by the Buyer shall be adjusted by the amount resulting from taking (x) the sum of (1) any and all cash and cash equivalent amounts remaining in the possession or control of, or deposited in the accounts of, the Companies as of the Closing Date, (2) the book value as of the Closing Date of any assets of the Companies consisting of advances due from suppliers and third party contractors, prepayments or deposits related to assets retained by the Companies, and (3) the invoice price of bananas packed in boxes held by the Companies as of the Closing Date (the items described in (1), (2) and (3) are referred to as the “Creditable Assets”), and deducting therefrom (y) the sum of any debt, account payable or other liability of the Companies as of the Closing Date, including accrued compensation and benefits owed to employees, but excluding any “contingencia laboral,” any “contingencia fiscal” and the Assumed Liabilities (the “Closing Date Liabilities”). The amount of the Closing Date Liabilities and the Creditable Assets will be updated as of the Closing Date. For purposes of this subsection (A), the cash and other assets held at Closing by Fundación Social de Banadex, a Colombian non-profit corporation (“FundaBanadex”), and the cash and employee account receivables held in the Fondo Rotatorio de Vivienda, shall not be considered cash held by such Companies for purposes of the aforementioned calculation.

(B) If the balance resulting from deducting the amount provided in §2(e)(i)(A)(y) from the amount provided in §2(e)(i)(A)(x) is a positive number, then Buyer shall pay that amount to the Sellers as a Purchase Price Adjustment. If such balance is a negative number, Sellers shall pay that amount to Buyer as a Purchase Price Adjustment.

(ii) Purchase Price Adjustment Procedures for the Cash Portion of the Purchase Price.

(A) On the Closing Date, CIL shall prepare and deliver to Buyer a certificate (the “Closing Date Purchase Price Adjustment Certificate”), duly signed by an authorized officer of CIL, setting forth its best estimate as of the Closing Date of, (i) the aggregate amount of Creditable Assets of the Companies as of the Closing Date (expressed in Dollars), (ii) the aggregate amount of all Closing Date Liabilities of the Companies (expressed in Dollars), and (iii) the calculation described in §2(e)(i)(A) above. The Party obligated to make the Purchase Price Adjustment payment pursuant to the aforementioned Closing Date Purchase Price

Adjustment Certificate shall pay to the other Party, at Closing, the Purchase Price Adjustment amount determined thereunder. CIL shall prepare the Closing Date Purchase Price Adjustment Certificate in accordance with Colombian GAAP applied on a basis consistent with the preparation of the Colombian Companies’ financial statements.

(B) Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Sellers a certificate (the “Post-Closing Purchase Price Adjustment Certificate”), duly signed by an authorized officer of Buyer, setting forth, (i) the aggregate amount of Creditable Assets of the Companies as of the Closing Date (expressed in Dollars), (ii) the aggregate amount of all Closing Date Liabilities of the Companies (expressed in Dollars), and (iii) the calculation described in §2(e)(i)(A) above. Buyer will prepare the Post-Closing Purchase Price Adjustment Certificate in accordance with Colombian GAAP applied on a basis consistent with the preparation of the Colombian Companies’ financial statements.

(C) If Sellers have any objections to the Post-Closing Purchase Price Adjustment Certificate, they shall deliver a detailed statement describing their objections to Buyer within thirty (30) days after receiving the Post-Closing Purchase Price Adjustment Certificate. Buyer and Sellers shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after Buyer has received the statement of objections, however, Buyer and Sellers shall select an accounting firm mutually acceptable to them to resolve any remaining objections. Buyer and Sellers shall each submit to such accounting firm a written statement setting forth their position with respect to any and all remaining objections. The accounting firm’s sole function shall be to determine which of the two statements, taken as a whole, is more accurate and then notify the Parties of such determination, which shall be binding on the Parties. If Buyer and Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized (in the United States) accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. Buyer shall revise the Post-Closing Purchase Price Adjustment Certificate as appropriate to reflect the resolution of any objections thereto pursuant to this §2(e)(ii)(C) (such revised certificate is referred to as the “Final Post-Closing Purchase Price Adjustment Certificate”).

(D) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in §2(e)(ii)(C) above, Buyer and Sellers shall share responsibility for the fees and expenses of the accounting firm as follows:

(x) if the accounting firm resolves all of the remaining objections in favor of Buyer’s position, Sellers shall be responsible for all of the fees and expenses of the accounting firm; and

(y) if the accounting firm resolves all of the remaining objections in favor of Sellers’ position, Buyer shall be responsible for all of the fees and expenses of the accounting firm.

(E) Buyer shall make the work papers and back-up materials used in preparing the Post-Closing Purchase Price Adjustment Certificate, and the books, records, and financial staff of the Companies, available to Sellers and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (x) the preparation by Buyer of the Post-Closing Purchase Price Adjustment Certificate, (y) the review by Sellers of the Post-Closing Purchase Price Adjustment Certificate, and (z) the resolution by the Parties of any objections thereto.

(F) If Sellers do not have any objections to the Post-Closing Purchase Price Adjustment Certificate, the party responsible for the Purchase Price Adjustment pursuant to the Post-Closing Purchase Price Adjustment Certificate shall deliver to the other party, by wire transfer or delivery of other immediately available funds denominated in Dollars, the amount set forth in the Post-Closing Purchase Price Adjustment Certificate, plus interest thereon at the Note Rate from the date of Closing until the date such payment is made. In the event the Sellers have objections to the Post-Closing Purchase Price Adjustment Certificate, the party responsible for the amount determined by the accounting firm pursuant to §2(e)(ii)(C) shall deliver to the other party, by wire transfer or delivery of other immediately available funds denominated in Dollars, the amount set forth in the Final Post-Closing Purchase Price Adjustment Certificate, plus interest thereon at the Note Rate from the date of Closing until the date such payment is made. The manner of such payment shall be specified in written instructions delivered by the party receiving the Purchase Price Adjustment to the party paying the Purchase Price Adjustment.

(G) For purposes of determining the payment required to be made by either Party in connection with the Purchase Price Adjustment reflected in the Post-Closing Purchase Price Adjustment Certificate or the Final Post-Closing Purchase Price Adjustment Certificate, as applicable, the Parties agree to take into account the cash paid by either Party at Closing in connection with the Closing Date Purchase Price Adjustment Certificate in order to arrive at a definitive Purchase Price Adjustment that is in accordance with §2(e)(i).

(iii) Adjustment for the Portion of the Purchase Price Corresponding to the Eight Week Excess Inventory Note.

(A) The Purchase Price payable by the Buyer shall be adjusted by the amount resulting from taking (x) Three Million Six Hundred Thousand Dollars ($3,600,000), and deducting therefrom (y) the total book value of the actual non-obsolete Excess Inventory (other than the inventory of bananas packed in boxes) remaining in the Colombian Companies at Closing.

(B) If the amount resulting from deducting the amount described in §2(e)(iii)(A)(y) from the amount described in §2(e)(iii)(A)(x) is a positive number (such difference being called a “Positive Excess”), then the Purchase Price shall be adjusted downward by an amount equal to the Positive Excess and Buyer shall be permitted to substitute the Eight Week Excess Inventory Note for a note with identical payment terms, but whose principal amount shall be Two Million Six Hundred Thousand Dollars ($2,600,000) less the Positive Excess. If such difference is a negative number (such difference being called a “Negative Excess”), then the Purchase Price shall be adjusted upward and Buyer shall be required to substitute the Eight Week Excess Inventory Note for a note with identical payment terms, but whose principal amount shall be Two Million Six Hundred Thousand Dollars ($2,600,000) plus the Negative Excess.

(iv) Purchase Price Adjustment Procedures for the Portion of the Purchase Price Corresponding to the Eight Week Excess Inventory Note.

(A) Within ten (10) days after the Closing Date, Buyer shall perform a physical inventory of all non-obsolete inventories (other than the inventory of bananas packed in boxes and not shipped) remaining in the Colombian Companies in excess of the two-week normal operating inventory included as part of the Purchase Price (“Excess Inventory”), and shall prepare and deliver to Sellers a certificate (the “Excess Inventory Certificate”), duly signed by an authorized officer of the Buyer, setting forth, (i) the procedures and methods employed to carry out the physical inventory, (ii) the aggregate amount of all Excess Inventories and of the normal two-week operating inventory included as part of the Purchase Price, and (iii) the calculation set forth in §2(e)(iii)(A) above. Buyer shall notify Sellers of the date(s) when the physical inventory is to be conducted and shall permit a designee of Sellers to observe the physical inventory process. Buyer shall prepare the Excess Inventory Certificate in accordance with Colombian GAAP applied on a basis consistent with the preparation of the Colombian Companies’ financial statements. For purposes of the preparation of the Excess Inventory Certificate, the Parties have agreed that the normal two week operating inventory consists of Eight Hundred Ninety-Seven Thousand Five Hundred and Forty-Three Dollars ($897,543).

(B) If Sellers have any objections to the Excess Inventory Certificate, they shall deliver a detailed statement describing their objections to Buyer within five (5) days after receiving the Excess Inventory Certificate. Buyer and Sellers shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within five (5) days after Buyer has received the statement of objections, however, Buyer and Sellers shall select an accounting firm mutually acceptable to them to resolve any remaining objections. Buyer and Sellers shall each submit to such accounting firm a written statement setting forth their position with respect to any and all remaining objections. The accounting firm’s sole function shall be to determine which of the two statements, taken as a whole, is more accurate and then notify the Parties of such determination, which shall be binding on the Parties. If Buyer and Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized (in the United States) accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties. The accounting firm shall be required to resolve the dispute within ten (10) days from the receipt of the Excess Inventory Certificate. Buyer shall revise the Excess Inventory Certificate as appropriate to reflect the resolution of any objections thereto pursuant to this §2(e)(iv)(B) (such revised certificate is referred to as the “Final Excess Inventory Certificate”).

(C) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in §2(e)(iv)(B) above, Buyer and Sellers shall share responsibility for the fees and expenses of the accounting firm as follows:

(x) if the accounting firm resolves all of the remaining objections in favor of Buyer’s position, Sellers shall be responsible for all of the fees and expenses of the accounting firm; and

(y) if the accounting firm resolves all of the remaining objections in favor of Sellers’ position, Buyer shall be responsible for all of the fees and expenses of the accounting firm.

(D) Buyer will make the work papers and back-up materials used in preparing the Excess Inventory Certificate, and the books, records, facilities and financial staff of the Companies, available to Sellers and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (x) the preparation by Buyer of the Excess Inventory Certificate, (y) the review by Sellers of the Excess Inventory Certificate, and (z) the resolution by the Parties of any objections thereto.

(E) If Sellers do not have any objections to the Excess Inventory Certificate, the party responsible for the Purchase Price Adjustment pursuant to the Excess Inventory Certificate shall proceed to make such Purchase Price Adjustment as described in §2(e)(iii)(B) above. In the event the Sellers have objections to the Excess Inventory Certificate, the party responsible for the amount determined by the accounting firm pursuant to §2(e)(iv)(B) shall allow the substitution or shall substitute the Eight Week Excess Inventory Note, as the case may be, for a note with identical payment terms, but whose principal amount shall reflect the reduction or increase reflected in the Final Excess Inventory Certificate. Such Purchase Price Adjustment by means of the substitution of the Eight Week Excess Inventory Note shall be made as soon as possible, but no later than the date on which the first payment of the Eight Week Excess Inventory Note is due by the Buyer.

(F) To facilitate the determination of the Purchase Price adjustments related to inventory, the Parties shall agree, on or before Closing, on the items of inventory that are obsolete. Accordingly, after Closing, the Parties (and the accounting firm, if necessary) will have to determine only the amounts of inventory, and not the obsolescence of individual items.

(v) Good Faith and Best Efforts. The Parties agree to deal in good faith and use their best efforts to consolidate the Purchase Price Adjustments in order that the Party responsible for the Purchase Price Adjustment makes the least possible amount of net payments.

3. Representations and Warranties Concerning the Transaction.

(a) Sellers’ Representations and Warranties. Sellers jointly and severally represent and warrant to Buyer that the statements contained in this §3(a) are correct and complete as of the date hereof and will be correct and complete as of the Closing Date with respect to themselves, except as set forth in Schedule A attached hereto.

(i) Organization of Sellers. CIL and CBL are each duly organized, validly existing, and in good standing under the laws of Bermuda and Delaware, respectively.

(ii) Authorization of Transaction. Each Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each Seller.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject, (C) breach or violate the charter, by-laws or any other governing document of any Seller, or (D) result in the imposition or creation of a Lien upon or with respect to the Shares.

(iv) Brokers’ Fees. Each Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and has not dealt with any such person who may claim any such fee or commission.

(v) Shares. Each Seller holds of record and owns beneficially the Shares set forth next to its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Each Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of the Shares (other than this Agreement). Each Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Shares.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date hereof and will be correct and complete as of Closing Date with respect to itself, except as set forth in Schedule B attached hereto.

(i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer needs not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (B) breach or violate the charter, by-laws or any other governing document of the Buyer, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and has not dealt with any such person who may claim any such fee or commission.

(v) BanColombia Loan Agreement. Buyer has executed a loan agreement with BanColombia and other lenders (all such lenders referred to collectively as the “Bank”) for the financing of all or a portion of the cash portion of the Purchase Price payable by the Buyer to Sellers pursuant to §2 of this Agreement, dated June 10, 2004, a copy of which has been delivered to Sellers (the “BanColombia Loan Agreement”).

4. Representations and Warranties Concerning the Companies. Sellers jointly and severally represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(a) Organization, Qualification, and Corporate Power. Each of the Companies is a corporation, in the case of the Colombian Companies, a limited liability company, in the case of CFS, or an establishment, in the case of the Establishments, duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or other formation. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Companies has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Companies.

(b) Capitalization. §4(b) of the Disclosure Schedule lists the entire authorized membership certificates or founder’s rights of each of the Acquired Companies and the number of membership certificates or founder’s rights which are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the corresponding Seller as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Acquired Companies to issue, sell, or otherwise cause to become outstanding any of its membership certificates or founder’s rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Acquired Companies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or any provision of the charter or by-laws of any of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. None of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Tangible Assets. Each of the Companies has good and marketable title to, or a valid leasehold interest in, the material tangible assets used regularly in the conduct of their businesses which are identified in §4(e)(1) and §4(e)(2) of the Disclosure Schedule free of all Liens. §4(e)(2) of the Disclosure Schedule sets forth, with respect to each item of maritime equipment (bongos, planchones and remolcadores), the name of the vessel and the certificate number.

(f) Subsidiaries. §4(f) of the Disclosure Schedule sets forth for each of the Colombian Companies (i) its name, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each of the Colombian Companies: (1) have been duly authorized and are validly issued, fully paid, and nonassessable, and (2) are owned by the Acquired Companies, free and clear of any Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any capital stock of the Colombian Companies. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Colombian Companies.

(g) Financial Statements. Attached hereto as Exhibit 38 are the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheet and statements of income presented in accordance with Colombian statutory requirements, as of and for the fiscal year ended December 31, 2003, for the Colombian Companies and the Colombian branch of CFS;

(ii) unaudited balance sheet and statements of income presented in accordance with Colombian statutory requirements (the “Most Recent Financial Statements”) as of and for the quarter ended March 31, 2004 (the “Most Recent Quarter End”) for the Colombian Companies and the Colombian branch of CFS, (iii) unaudited balance sheet and statement of income presented on a U.S. GAAP basis, as of and for the fiscal year ended December 31, 2003, for the Colombian Companies, CFS, and the Establishments; and (iv) unaudited balance sheet and statement of income presented on a U.S. GAAP basis, as of and for the calendar quarter ended March 31, 2004, for the Colombian Companies, CFS, and the Establishments. Except as otherwise noted in Exhibit 38, the Financial Statements: (i) have been prepared in accordance with Colombian statutory requirements or U.S. GAAP, as applicable, applied on a consistent basis; and (ii) fairly reflect in all material respects the financial conditions and the results of the operations of such entities presented in accordance with Colombian statutory requirements or U.S. GAAP, as applicable; provided, however, that Sellers make no representation as to the accuracy of the Financial Statements with respect to the amount of the material tangible assets owned by the Companies.

(h) Material Changes. Since December 31, 2003, there has not been any Material Adverse Change affecting the Companies. Without limiting the generality of the foregoing, since that date, except as contemplated in the Preamble to this Agreement for matters relating to the Excluded Assets and as disclosed in §4(h) of the Disclosure Schedule:

(i) none of the Companies has sold, leased, transferred, mortgaged, pledged, or assigned any material assets, tangible or intangible, except for the sale of personal property in the Ordinary Course of Business;

(ii) none of the Companies has entered into, terminated or amended any material agreement, contract, lease, or license;

(iii) none of the Companies has made any capital expenditures in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000);

(iv) none of the Companies has made any material capital investment in, or any material loan to, any other Person;

(v) none of the Companies has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(vi) there has been no change made or authorized in the charter, by-laws, or similar governing documents of any of the Companies;

(vii) none of the Companies has issued, sold, or otherwise disposed of, or purchased or redeemed, any of its capital stock, membership certificates or founder’s rights, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, membership certificates or founder’s rights;

(viii) none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(ix) none of the Companies has made any loans or advances of money;

(x) no increase has been made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of any Company, and no bonus, severance or profit-share payment or other arrangement (whether current or deferred) has been made to or with any such director, officer, employee or agent; and

(xi) none of the Companies has committed to do any of the foregoing.

(i) Undisclosed Liabilities. None of the Companies has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) the Assumed Liabilities, and (ii) the Closing Date Liabilities.

(j) Legal Compliance. Each of the Companies has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, licenses, permits and licensing requirements, judgments, orders, decrees, rulings, and charges thereunder), except where the failure to comply would not have a future Material Adverse Effect.

(k) Tax Matters.

(i) Each of the Companies has filed all Income Tax Returns and all other material Tax Returns that it was required to file. All such Income Tax Returns and Tax Returns were correct and complete in all material respects. All Income Taxes and Taxes due and owing by any of the Companies have been paid or correctly accrued and reflected in the Closing Date Liabilities. None of the Companies currently is the beneficiary of any extension of time within which to file any Income Tax Return or Tax Return. There are no Liens for Income Taxes or Taxes (other than Income Taxes or Taxes not yet due and payable) upon any of the assets of the Companies.

(ii) There is no material dispute or claim concerning any liability for Taxes or Income Taxes of any of the Companies either (A) claimed or raised by any authority in writing or (B) as to which any Seller or the directors and officers of any of the Companies has Knowledge based upon personal contact with any agent of such authority.

(iii) §4(k) of the Disclosure Schedule lists all Taxes paid with respect to any of the Colombian Companies for taxable periods ended on or after December 31, 2000. None of the Companies has waived any statute of limitations in respect of Income Taxes or Taxes or agreed to any extension of time with respect to any Income Tax or Tax assessment or deficiency.

(iv) No charge, Income Tax or Tax liability will arise or be incurred by any of the Companies, and no arrangement, exception, concession, dispensation or agreement which any of the Companies have with or from a Tax Authority will be prejudiced by virtue of entering into this Agreement or the consummation of the transactions contemplated hereby (including the Conversion and the transfer of the Excluded Assets).

(v) Without limiting the foregoing, the Colombian Companies have paid all Taxes and duties, filed all Tax Returns, and complied with all obligations, under Colombia’s laws and regulations governing imports and exports, including the program known as “Plan Vallejo.”

(l) Real Property and Leases.

(i) §4(l)(i) of the Disclosure Schedule sets forth for each of the Companies a list of Owned Real Property, and, with respect to each parcel of Owned Real Property: the number of the relevant public deed incorporating the acquiring rights of the applicable Company, the name and location of the property (including Departamento and Municipio), name of the property’s GIGA, farm in which the property is located, the hectares included as per the property deed and hectares planted in bananas (if applicable). With respect to each parcel of Owned Real Property, and except for matters that would not have a Material Adverse Effect: (A) the Company appearing as the owner thereof in §4(l)(i) of the Disclosure Schedule has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (B) none of the Companies has leased or otherwise granted to any Person the right to use or occupy its Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein or any option to purchase, lease or occupy such property. No Person (other than the Companies) is occupying any parcel of Owned Real Property or any part thereof in a manner that materially interferes with the use of such property by the Companies.

(ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. With respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect; (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which consents from other parties are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) none of the respective Companies possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and there are no disputes with respect to such Lease; (D) none of the Companies or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (E) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any of the Companies; (F) none of the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (G) none of the Companies has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) None of the Companies has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.

(iv) The current use and occupancy of the Owned Real Property and the operation of the respective business of each Company as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(m) Intellectual Property. The Companies do not own or have any right to any trademark, copyright and other Intellectual Property. There are no claims or suits pending or, threatened against any Company alleging that any of such Intellectual Property infringes any rights of any third parties, nor does there exist any basis therefor, nor have the Companies received any written notice or written threat that such an action, suit, proceeding, or investigation will be filed or commenced in the future.

(n) Inventory. [DELETED]

(o) Contracts. §4(o) of the Disclosure Schedule contains (i) a list of all material written contracts and other written agreements to which any of the Companies is a party, (ii) a list of suppliers of the Colombian Companies, and (iii) a list of all material unwritten agreements. §4(o) of the Disclosure Schedule includes a correct and complete list of each amendment or modification executed with respect to each written contract or other written agreement. All such material agreements are in full force and effect, and no breach of any material contract has occurred, which would have a Material Adverse Effect. For purposes of this §4(o), the following contracts shall be deemed material: all employment contracts, union contracts, notes, bonds, mortgages, loan agreements, licenses, security agreements, and any other contract involving either (x) aggregate payments of more than Fifty Thousand Dollars ($50,000.00), or (y) a term of more than one (1) year and aggregate payments of more than Thirty Thousand Dollars ($30,000.00).

(p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Companies.

(q) Litigation. §4(q) of the Disclosure Schedule sets forth each instance in which any of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect, or (iii) has received any written notice or written threat that such an action, suit, proceeding, or investigation will be filed or commenced in the future.

(r) Employee Benefits. (i) The Companies do not maintain or contribute to any Employee Benefit Plan, and (ii) none of the Companies provides, nor are they obligated to provide, directly or indirectly, or is a party to or participates in or contributes to any plan, arrangement or agreement for the provision of, any pension, retirement, severance, welfare, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) for any past or present employee or officer of a Company (each a “Relevant Employee”) or for the widow, widower, child or dependant of any Relevant Employee. Each Employee Benefit Plan is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable laws. Each Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and there is no material default or violation by any party to, any Employee Benefit Plan. No legal action, suit, claim, or governmental proceeding or investigation is pending or threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and the Companies have not received any written notice or written threat that such an action, suit, proceeding, or investigation will be filed or commenced in the future.

(s) Demographic Information.

(i) The demographic information used to determine the net present value of the Pension Liabilities, as such demographic information is set forth in the actuarial report dated May 15, 2004 attached as Exhibit 39 (the “Actuarial Report”), was correct and complete as of the date of such report. Furthermore, the ages of the Relevant Employees and their spouses, widows, widowers, children and dependants set forth in the Actuarial Report were correct and complete as of the date of such report; provided, that with respect to the ages of Relevant Employees which appear in such report as “estimated,” Sellers do not represent that the day and the month shown are correct, but represent that the year of birth shown on the Actuarial Report is correct.

(ii) The Pension Liabilities apply only with respect to the former employees of the Companies listed in the Actuarial Report and the spouses, widows, widowers, children or dependants (whether adults, disabled persons, or other) of such listed employees and no other Person has any right to receive or participate in any portion of the Pension Liabilities.

(t) Environmental, Health, and Safety Matters.

(i) The Companies are in compliance with all Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect. §4(t) of the Disclosure Schedule indicates the permits and authorizations not held by the Companies, past and current soil or water contamination caused by the Companies, and current legal and administrative proceedings and obligations with respect to Environmental, Health, and Safety Requirements that are not currently being met.

(ii) The Companies have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Companies or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a Material Adverse Effect.

(iii) This §4(t) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental, Health, and Safety Requirements.

(u) Guaranties. None of the Companies is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person.

(v) Certain Business Relationships with the Companies. Sellers and their Affiliates do not own any material asset, tangible or intangible, which is used in the business of the Companies.

(w) Employment and Labor Matters.

(i) §4(w) of the Disclosure Schedule sets out particulars of the identities, dates of commencement of employment or engagement, dates of birth, and vacation entitlements of all employees and officers of the Companies who are paid on a monthly basis and whose basic annual salary is in excess of Fifteen Thousand Dollars ($15,000) per year (and of any persons whom the Companies have agreed to employ or engage as such an employee or an officer) and all remuneration payable and other benefits provided or which the Companies are bound to provide (whether now or in the future) to each such person.

(ii) There is not in existence any contract of service or employment with any employee or officer of any of the Companies (or any contract for services with any individual) which cannot be terminated by three months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

(iii) None of the Companies has any dispute with any of their employees or former employees or any trade union or other body representing their employees or former employees that, if resolved adversely, would have a Material Adverse Effect on the operations of the Companies as a whole.

(iv) Each of the Companies has complied with all Colombian labor laws and regulations applicable to persons employed in connection with its business, including, but not limited to, laws and regulations relating to wages, hours, payment of social security withholding and other taxes, severance and welfare benefits, maintenance of workers’ compensation insurance, labor and employment relations and employment discrimination, except where the failure to comply would not have a Material Adverse Effect.

(x) Disclosure. The representations and warranties of the Sellers contained in this Agreement and the Disclosure Schedule, when taken as a whole, do not contain any untrue statement of a material fact.

(y) Disclaimer. Except as expressly set forth in §3 and this §4, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Companies, any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in §3 and this §4, Buyer is purchasing the Shares, the Companies, their assets, the Assumed Liabilities and the Closing Date Liabilities on an “as-is, where-is” basis. Notwithstanding the representations and warranties made herein, Buyer acknowledges that Sellers make no representation whatsoever with respect to the legal issues faced by the Colombian Companies with respect to the requirement by the Superintendence of Ports of Colombia regarding the alleged obligation to obtain a port concession.

5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §7 below). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all books and records (including tax records) of the Colombian Companies and the Establishments, excluding those records that include proprietary or Confidential Information of CIL, CBL or CBII or any other Affiliate of CBII other than the Companies.

(b) Cooperation. Each Party and its Affiliates, including the Companies, shall (i) cooperate fully with the other Party and its counsel in any matter reasonably requested by the other Party, in connection with any (A) transaction contemplated in this Agreement and (B) any request for information relating to the business, transactions, payments or operations of the Companies before the Closing Date; (ii) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, all at the sole cost and expense of the other Party (unless the other Party is entitled to indemnification therefor under §7 below). Each Party agrees to provide any such information relating to periods prior to the Closing that may be requested by such other Party and that is in that other Party’s possession or control within thirty (30) days from the date it is requested by the other Party.

Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and with their counsel in contesting, or defending against, or responding to, any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring before or after the Closing Date involving any of the Companies, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense, contest or response, all at the sole cost and expense of the contesting or defending Party (unless the contesting, defending or responding Party is entitled to indemnification therefor under §7 below), provided, that such other Party shall only cooperate with the contesting, defending or responding Party to the extent it or any of its personnel possess any relevant information or have any relevant knowledge in connection with the defense, contest or response.

Buyer shall cause the Companies to (i) retain, for a period of five (5) years from the Closing Date, and provide the Sellers with reasonable access (during business hours upon reasonable notice) to, and allow Sellers to make copies of, any and all books and records currently possessed by the Companies with respect to matters relating to the business, transactions, payments or operations of the Companies prior to the Closing Date, and (ii) give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers so request, Buyer shall cause the Companies to allow the Sellers to take possession of such books and records.

Sellers shall (i) retain, for a period of five (5) years from the Closing Date, and provide to Buyer with reasonable access (during business hours and upon reasonable notice) to, and allow Buyer to make copies of, any and all books and records retained by Sellers after Closing with respect to matters relating to the business, transactions, payments or operations of the Companies prior to the Closing Date, and (ii) give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, Sellers shall allow the Buyer to take possession of such books and records. Notwithstanding the foregoing, Sellers shall not retain the Companies’ stock register, minute books or other original documentation which is required by law to be maintained at the Companies’ offices, and all such books and documents shall be delivered to Buyer at Closing.

Sellers or its Affiliates shall, for a three (3) month transition period following the Closing Date (the “Post Closing Transition Period”), cause any and all employees of Expofrut who held senior management positions at the Colombian Companies or CFS prior to the Closing Date to cooperate fully with the Buyer and its Affiliates in any matter reasonably requested by the Buyer and its Affiliates, in connection with any information relating to the business, transactions, payments or operations of the Colombian Companies or CFS prior the Closing Date.

Notwithstanding any provision hereof to the contrary: (i) the Parties acknowledge that, except as provided in the next sentence, substantially all of the books and records of the Colombian Companies (the “Stored Documents”) are stored in a house (the “Storage House”) leased by Banadex located at Carretera 33, No. 8A-33, Barrio El Poblado, Medellin, Colombia; (ii) the Parties agree that Sellers shall have sole custody of the Stored Documents and sole control over the Storage House (or any other space to which any of the Stored Documents may be moved) until such time as Sellers determine, in good faith, that Sellers no longer require custody over the Stored Documents to protect the Sellers’ legal interests, at which time they will be delivered to Buyer; (iii) Sellers shall give Buyer access to the Stored Documents during business hours and upon reasonable notice; and (iv) Sellers shall not destroy any Stored Documents without Buyer’s consent and shall provide notice to Buyer if the Stored Documents are removed from the Storage House; and (v) Seller shall allow Buyer to photocopy any Stored Documents and remove any original documents that Buyer requires for legal or regulatory purposes, provided that copies of such original documents are made and kept with the Stored Documents. The Parties further acknowledge that Sellers have transferred, on a temporary basis, a portion of the Stored Documents to facilities controlled by them in the United States and hereby agree to return all such Stored Documents to the Storage House as soon as reasonably practicable. The Parties also agree that if (a) for legal or regulatory purposes, Buyer requires access to any of the Stored Documents that have been transferred to the United States, (b) Sellers do not provide such access on a timely basis, and (c) as a result thereof, the Buyer suffers Adverse Consequences, Sellers shall indemnify Buyer for such Adverse Consequences upon receipt by Sellers of adequate evidence demonstrating that Buyer is entitled to indemnity under this paragraph; provided, however, that Sellers shall not have any indemnity obligation under this paragraph if Buyer fails to give prompt notice to Sellers of its need to have access to the Stored Documents transferred to the United States.

Notwithstanding the provisions of this §5(b), any and all cooperation related to Income Taxes and Taxes shall be governed by §8(e).

(c) Confidentiality. Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and, subject to the provisions of §5(b) above, deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceedings, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, unless the disclosure of such information or documents shall be made in a context which protects its treatment as Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §5(c). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on advice of counsel, required to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d) Compliance with Colombian Laws. Buyer shall cause the Companies to fully cooperate and collaborate with Sellers in complying with Colombian foreign exchange, tax and other relevant regulations, applicable to this Agreement and the transactions contemplated hereunder.

(e) Colombian Antitrust Matters. The Parties acknowledge that (i) the Acquired Companies are not Colombian companies, (ii) the Parties are not established in Colombia, and (iii) this Agreement is governed by the laws of the State of Florida, United States of America. Therefore, this Agreement does not generate legal effects in Colombia and the Parties recognize that under Colombian law, no filings for antitrust clearance purposes with the Colombian Superintendence of Industry and Commerce are required solely as a result of the execution of the Agreement. Nevertheless, in the event Buyer causes the Companies and any Colombian entity owned by Buyer to operate or conduct business in a manner that, under Colombian law, as a result of the acquisition contemplated hereunder and such manner of conducting business, the Colombian Companies would be required to make an antitrust filing with the Superintendence of Industry and Commerce, the Buyer shall comply, directly or indirectly through Banacol, Banadex, El Retiro and/or CFS, with any and all antitrust requirements under Colombian law, including, but not limited to, all filings with the Colombian Superintendence of Industry and Commerce as provided under Article 4 of Law 155 of 1959.

(f) Reimbursement for Employee Termination. Subject to the provisions of the next paragraph, Sellers shall reimburse Buyer any amounts paid by Banadex or CFS to the Persons listed in Schedule C with respect to indemnization (“indemnización”) under Article 64 of Colombia’s “Código Sustantivo del Trabajo” (the “Termination Payments”); provided, that (i) such Persons are terminated within three (3) months after the Closing Date, (ii) Sellers shall only be responsible for the amount of indemnization such employees would have been entitled to receive had their employment been terminated on the Closing Date, and (iii) the aggregate amount to be reimbursed does not exceed Eight Hundred Thousand Dollars ($800,000). Buyer shall provide Sellers a monthly report of all amounts paid in accordance with this §5(f) and Sellers shall reimburse Buyers for all amounts shown on the report within ten (10) Business Days after Sellers’ receipt of the report after application of the offset provided in the next paragraph. Buyer shall refund to Sellers any reimbursement payment made pursuant to this §5(f) if any of the Companies or any Affiliate of Buyer rehires said terminated employee within one (1) year of the date such employee was terminated.

Buyer agrees that Sellers shall be entitled to offset their obligation to reimburse it for Termination Payments under this §5(f) by approximately $74,000 (the “Termination Payment Credit”), which is the sum of (x) all excess amounts required to be paid by C.I. Banafrut, S.A. (“Banafrut”) to CFS (at the rate of $0.029 per box) under the banana box transportation agreement entered into on April 30, 2002, by and between Banafrut and CFS and (y) Banafrut’s one-time payment in September 2004 to cover additional transportation costs not originally covered in the transportation fee (such aggregate excess required to be paid by Banafrut is referred to as the “Banafrut Excess Payments”). Sellers shall be required to reimburse the Buyer only for Termination Payments exceeding the Termination Payment Credit. If, upon the termination of the aforementioned banana box transportation agreement, the total Banafrut Excess Payments actually made are less than the amount applied by Sellers as an offset to the Termination Payments (the “Offset Amount”), Sellers shall be required to reimburse Buyer the difference between the Offset Amount and the Banafrut Excess Payments. If the Banafrut Excess Payments exceed the Offset Amount, Buyer shall pay to Sellers an amount equal to such excess. Upon the termination of the Banafrut banana box transportation agreement, Buyer shall deliver to Sellers a report detailing the total Banafrut Excess Payments made by Banafrut under such agreement, which report must be certified as correct by CFS’ fiscal auditor. Any amounts owed by either Party to the other under the provisions of this paragraph shall be paid promptly upon receipt of such certified report.

(g) Assignment of CERTs. Buyer agrees to cause Banadex to transfer to Expofrut any and all tax reimbursement certificates (“CERT”) Banadex receives as a result of its operations for the calendar year ended December 31, 2003 and any and all calendar years prior thereto.

(h) Non-Compete. For a period of three (3) years from and after the Closing Date, none of the Sellers, Expofrut or any Affiliates thereof will engage directly or indirectly in the business of providing ground and river transportation of fruit and other merchandise and container refrigeration services in Turbo, Republic of Colombia; provided, however, that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaged solely by reason thereof in any of such business. Furthermore, for a period of three (3) years from and after the Closing Date, none of the Sellers, Expofrut or any Affiliates thereof will, directly or indirectly, (i) solicit or hire any employee listed in Exhibit 40 attached hereto, even if such employee is terminated by his employer, or (ii) solicit the business of any of the associate producers listed in Exhibit 41 attached hereto. Exhibit 40 includes employees of Banadex as well as employees of the Banacol Affiliates that produce and market pineapples. If any of the Sellers, Expofrut or their Affiliates commits a breach of any of the provisions of this §5(h), Buyer shall have the right and remedy, in addition to any others that may be available at law or in equity, to have the provisions of this §5(h) specifically enforced by any court having jurisdiction, through injunctive or other relief, it being acknowledged that any such breach will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer.

(i) Proban Account Receivable. Banadex shall not transfer prior to Closing that certain account receivable from C.I. Proban S.A., a Colombian company (“Proban”), described in Exhibit 42, which on July 1, 2006 will be in the approximate amount of Nine Hundred One Million Eight Hundred Seventy Thousand Five Hundred Twenty-Six Colombian Pesos and Nine Cents (CP$901,870,526.09), (the “Proban Receivable”). Banadex and Buyer (and any Affiliates thereof) jointly and severally agree to pay to Expofrut, by wire transfer or delivery of other immediately available funds denominated in Colombian Pesos, any and all amounts Banadex or Buyer (or any Affiliates thereof) receives in payment of the Proban Receivable. If, and to the extent that, on or prior to July 1, 2006, (i) Banadex or Buyer (or any Affiliates thereof) and Proban agree to continue to move Proban fruit through the Turbo loading operations for a term ending more than ninety (90) days after July 1, 2006, or (ii) Banadex or Buyer (or any Affiliates thereof) receive payment in full of the Proban Receivable, then on the date of such agreement or receipt of payment in full, Banadex or Buyer (or any Affiliate thereof) shall pay to CIL the full amount of the Proban Receivable. If neither of the aforementioned conditions occur on or prior to July 1, 2006, then, on July 1, 2006, Banadex shall assign all of its remaining rights under the Proban Receivable to Expofrut whereupon Banadex and Buyer (and any Affiliates thereof) shall have no further obligations under this §5(i) and, if the term of the agreement with Proban is extended for a term of ninety (90) days or less, as contemplated above, Buyer agrees to compensate Sellers or Expofrut for the amount by which the amount of the Proban Receivable is amortized during such extension.

(j) Port Dividends. Buyer shall pay or cause Sociedad Portuaria de Santa Marta (the “Port”) to pay to Expofrut in Colombian Pesos a pro-rata portion (determined on the basis of the number of days in the period from January 1, 2004 to the Closing Date divided by 365 days) of the dividends actually declared and paid by the Port in favor of the Colombian Companies attributable to the fiscal year 2004 operations. Buyer’s obligations under this §5(j) shall be effective if and only to the extent that the Port actually declares and pays said dividends in favor of the Colombian Companies. Buyer agrees to pay to Expofrut promptly upon receipt thereof any such dividends received by Buyer or its Affiliates. The Buyer also agrees to cause the (i) assignment and transfer to Sellers of any and all rights to collect any dividends declared and not paid referred to in this section, such transfer and assignment to be evidenced by an Assignment Agreement that Buyer shall deliver to Sellers at Closing, in the form of Exhibit 30 attached hereto; and (ii) to the extent such assignment is not enforceable, to enforce the right of the Colombian Companies to receive such dividends, at Sellers’ cost. In the event the Port was to propose a dividend declaration, Buyer agrees not to oppose such proposed dividend declaration.

(k) Cancellation of Existing Mortgages. Sellers agree to take all necessary steps, at their sole expense, to cause the cancellation of any and all mortgages constituted prior to the Closing Date encumbering any Owned Real Property acquired by Buyer as part of the transactions contemplated herein. Sellers shall exercise their best efforts to complete the cancellation of such mortgages within one (1) year from the Closing Date. Buyer agrees to cooperate with Sellers to enable Sellers to comply with this covenant.

(l) Substitution of the Eight Week Excess Inventory Note. Buyer agrees to take all necessary steps, at its sole expense, to substitute the Eight Week Excess Inventory Note as provided in §2(e)(iii) and (iv) of this Agreement. In the event a Positive Excess exists, Sellers agree to permit Buyer to substitute the Eight Week Excess Inventory Note as provided in §2(e)(iii) and (iv) of this Agreement. The expense, if any, of substituting the above note shall be shared equally by the Parties.

(m) Pension Liability Audit.

(i) Buyer, at its own cost and expense, may cause, on or prior to the third (3rd) anniversary of the Closing Date, an independent third party to perform an audit of the ages of the Relevant Employees and their spouses, widows, widowers, children and dependants set forth in the Actuarial Report in order to confirm the extent of the Pension Liabilities assumed by Buyer on the Closing Date. Buyer agrees to provide Sellers with a copy of the audit report and the underlying data on which such audit report is based. Sellers shall have the right, at their own cost and expense, to review and verify the data underlying such audit report and to conduct a separate independent third party audit. If Sellers shall have any objections to the third party audit commissioned by the Buyer or the third party audit commissioned by Sellers shall provide results that differ from the third party audit commissioned by Buyer, then Buyer and Sellers shall use reasonable efforts to resolve any such objections or differences themselves. If the Parties cannot agree on the revisions to be made to the ages of such Relevant Employees and their spouses, widows, widowers, children and dependants within thirty (30) days, then Buyer and Sellers shall commission an independent audit by an accounting firm in Colombia, which audit shall be final and binding upon the Parties (the “Final Pension Liability Audit”). The expense of performing such independent audit by the accounting firm in Colombia shall be divided equally between Buyer and Sellers.

(ii) Once the Parties have agreed on what are the correct ages of the Relevant Employees and their spouses, widows, widowers, children and dependants or such ages shall have been determined by the Final Pension Liability Audit, such information shall be used by a firm of actuaries acceptable to the Parties to recalculate the total amount of the Pension Liability as of the Closing Date provided, however, that in making such calculation the firm of actuaries shall make the same actuarial assumptions and use the same actuarial methodology utilized in making the Actuarial Report so that the only difference between the new actuarial calculation and the Actuarial Report are the ages of the Relevant Employees and their spouses, widows, widowers, children and dependants. Any revisions in the ages of any Relevant Employees and their spouses, widows, widowers, children and dependants that decreases the total amount of the Pension Liability as of the Closing Date shall be applied to offset any revision in the ages of any Relevant Employees and their spouses, widows, widowers, children and dependants that increases the total amount of the Pension Liability as of the Closing Date; provided, however, that the total amount of the Pension Liability, as recalculated after the audit, shall never be less than the total amount of the Pension Liability set forth in Exhibit 8.

(iii) Notwithstanding anything to the contrary provided in this Agreement, if Buyer does not perform an audit under this §5(m)(i) on or prior to the third (3rd) anniversary of the Closing Date, Sellers shall be released from any and all obligations to indemnify the Buyer under §7(b) of this Agreement for claims arising under or pertaining to the representations and warranties made in §4(s)(i).

(n) Treatment of Accounts Receivable and Advances for Taxes.

(i) The Companies shall use commercially reasonable efforts, at Sellers’ expense, to collect any accounts receivable retained by the Companies as of the Closing Date and any amounts collected thereon shall be paid to Sellers within five Business Days after the Companies’ receipt thereof. Any accounts receivable which are not collected by the Companies within ninety (90) days from the Closing and which can be assigned to Sellers or their Affiliates, including all accounts receivable from Affiliates of CBII, shall be assigned by the respective Company to the Sellers or any designated Affiliate, at the Sellers’ expense. Any account receivable which cannot be assigned to Sellers (such as accounts receivable related to sales or value-added taxes) shall be retained by the Companies until collected, and any amounts collected thereon shall be paid to Sellers within five (5) Business Days after the Companies’ receipt thereof. The Buyer agrees to cause the Companies to provide Sellers, on or before the tenth (10th) day of each month, a report of its collection efforts and the amounts collected during the preceding month with respect to all account receivables retained by the Companies as of the Closing Date and not transferred to Sellers or a designated Affiliate.

(ii) The amounts appearing as of the Closing Date in the Companies’ books as advances for income taxes shall be applied in April 2005 to satisfy any income tax liability of the Companies relating to the period prior to the Closing Date, as contemplated in §8(b). Any balance remaining after such application shall be paid to Sellers no later than April 30, 2005.

(iii) The amounts appearing as of the Closing Date in the Companies’ books as IVA or sales tax receivables shall be paid by Buyer to Sellers upon collection of such receivables or upon application of such receivables by the Companies to pay taxes payable by the Companies.

(iv) The amounts appearing as of the Closing Date in the Companies’ books as contingent taxes payable (“IVA importaciones” and “contingencias fiscales”) and labor contingency (“contingencias laborales”) shall be paid by Sellers to Buyer at the time such amounts are due to the tax authority or third party, so that the Companies can use the funds paid by Sellers to pay the contingency.

(o) Non-Solicitation. For a period of three (3) years from and after the Closing Date, none of the Buyer or any Affiliates thereof will, directly or indirectly, solicit or hire any employee of Sellers or any Affiliate thereof listed in Exhibit 43 attached hereto, unless such employee’s employment has been terminated by his employer. If any of the Buyer or its Affiliates commits a breach of the provisions of this §5(o), Sellers or any of their Affiliates shall have the right and remedy, in addition to any others that may be available at law or in equity, to have the provisions of this §5(o) specifically enforced by any court having jurisdiction, through injunctive or other relief, it being acknowledged that any such breach will cause irreparable injury to Sellers or any of their Affiliates, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Sellers.

(p) Release of Land from Mortgages. Sellers and Buyer agree that the value of the land covered by the Mortgages shall be no less than Eight Million Two Hundred Thousand Dollars ($8,200,000). For this purpose, the Parties have agreed that the value of land per hectare in Uraba and Santa Marta is $14,375 and $13,422, respectively. Sellers agree that once the aggregate principal amount of the obligations of Buyer secured by the Mortgages is less than Eight Million Two Hundred Thousand Dollars ($8,200,000), Sellers shall release from such Mortgages such land selected by Sellers so that the value of the land remaining covered by the Mortgages, is approximately equal to at least 100% of the aggregate principal amount of all of Buyer’s debt obligations secured by such mortgages. The Parties have agreed that for every dollar of value of land to be released from such mortgages approximately 77.6% shall constitute land located in Turbo and approximately 22.4% shall constitute land located in Santa Marta.

(q) Transfer of Quotas of Frutas del Valle de Upar and Shares of La Ceiba. Buyer agrees to cause the transfer to Expofrut or another Affiliate of Sellers of all quotas and shares owned by the Colombian Companies in Frutas del Valle de Upar and La Ceiba, respectively, within six months after the Closing Date, such transfer to be made at Sellers’ cost.

(r) Recovery in Litigation. In the event any of the Companies shall receive or recover any amount in settlement or as part of any favorable decision issued by any competent judicial, administrative, quasi-judicial or arbitral authority or body, pursuant to any action, suit, demand, claim or proceeding initiated by any of the Companies on or prior to the Closing Date, Buyer agrees to cause any of the Companies to pay to the Sellers promptly upon receipt thereof any and all such amounts received or recovered by any or all of the Companies.

(s) Pending Litigation. The Parties agree that, notwithstanding the disclosure of pending suits, claims and proceedings in the Disclosure Schedule, Sellers shall, at its cost, remain responsible for the conduct of, and any liability with respect to, all proceedings against the Companies that are pending as of the Closing Date and all potential claims that are described in the Disclosure Schedule.

(t) Remediation of Title Defect (“Nulidad de Título”). Sellers shall have the right, and Buyer agrees to cooperate with Sellers in connection with any action taken by Sellers, to remediate any title defect affecting any of the Owned Real Property, including any “nulidad de título,” “falta de título originario,” and mortgages disclosed in the Disclosure Schedule. Notwithstanding the disclosure of title defects in §4(l)(1) of the Disclosure Schedule, Sellers shall remain responsible for either curing such defects or indemnifying Buyer from and against any Adverse Consequences resulting therefrom.

(u) Adjustment to Actuarial Report. The Parties agree to verify the information appearing in the Actuarial Report, with respect to the nineteen (19) widows of employees who had disabled children, to determine: (i) if the actuarial calculation should be based on the ages of the widows and/or the ages of the disabled children, and (ii) the date when the parent-employees of the disabled children passed away and the date the disability was established for purposes of the pension plan. Upon completion of such verification, the Actuarial Report shall be modified to reflect any adjustment required to the amount of the Pension Liability. If the Pension Liability as adjusted is greater than the amount of the Pension Liability set forth in Exhibit 8, Sellers shall pay to Buyer such difference within ten days from the date the Parties reach an agreement as to the correct amount of the Pension Liability. If the Parties fail to reach an agreement within ninety (90) days after Closing as to the proper adjustment to the Pension Liability, the Parties shall select a firm experienced in this type of calculation and acceptable to the Parties to resolve their differences.

(v) Post Closing Additions to Excluded Assets. The Parties agree that, within three months after the Closing Date, they will (i) identify those computers and other office equipment which will not be required for the operations to be conducted by the Colombian Companies (the “Additional Excluded Assets”) after the Post Closing Transition Period, and (ii) those computers and other office equipment which will be required by the Colombian Companies for the Post Closing Transition Period. Buyer agrees to cause the Colombian Companies to transfer the Additional Excluded Assets to Expofrut no later than 105 days after the Closing Date. Buyer agrees to cause Banacol to adequately manage and administer the Additional Excluded Assets in order to prevent such assets from being used or employed in a manner different from that for which they were originally destined. For example, if a lesser amount of computers are needed due to personnel reductions, Buyer will make sure that these computers are not used to equip or modernize positions in other areas.

(w) Bonus for Farm Administration Employees. The Parties agree that any bonus payable to farm administration employees corresponding to an employment period preceding the Closing Date shall be the responsibility of Sellers.

(x) Recipients of Amounts Payable Under this Agreement. The Parties agree that any amount payable hereunder to any Party or Affiliate thereof after the Closing Date may, at the written instruction of the Party or Affiliate thereof entitled to receive such payment, be paid to any other Person identified in such written instructions.

(y) Responsibility for Consequences Resulting from the Strike. The obligations and responsibilities of each Party with respect to any consequences resulting from the banana workers strike, which began on May 27, 2004, are as set forth in the Strike Indemnity Letter Agreement.

(z) Post Closing Assignment of Leases. The Parties agree that Buyer shall only assume the obligations under the leases identified in §4(l)(2) of the Disclosure Schedule. Therefore, Buyer shall cause Banadex to assign to Expofrut, at the Sellers sole expense, the leases specifically identified in §4(l)(2) of the Disclosure Schedule and which Sellers were unable to transfer to Expofrut as of the Closing Date.

6. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, on or prior the Closing Date, of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)-(iii) is satisfied in all respects;

(v) the Parties and the Companies shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi) Sellers shall have delivered to Buyer: (1) membership certificates, deeds of assignment or other similar documents representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, including a deed in the form of Schedule 6(a)(vi) with respect to the Establishment Shares, (2) the original stock certificates representing the capital stock of Banadex and El Retiro, issued in the name of the Acquired Companies, and (3) the stock registry (libro de registro y gravamen de acciones) for each of the Colombian Companies;

(vii) the relevant parties shall have entered into all the Ancillary Agreements and the same shall be in full force and effect, except for all public deeds executed as a part of this Agreement and the transactions contemplated hereunder, which shall be filed with the appropriate registry promptly after Closing;

(viii) Buyer shall have received the resignations, effective as of the Closing, of each principal and alternate member of the Board of Directors of each of the Companies and FundaBanadex other than those whom Buyer shall specify in writing on or prior to the Closing;

(ix) Buyer shall have received a document evidencing the revocation of any and all powers of attorney granted to any Person by any of the Companies and FundaBanadex (except for powers described in the Disclosure Schedule and approved by Buyer in writing);

(x) Buyer shall have received from counsels to Sellers opinions in form and substance as set forth in Exhibit 44 attached hereto, addressed to Buyer and on which Buyer shall be entitled to rely, and dated the Closing Date;

(xi) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(xii) no damage or destruction or other change has occurred with respect to any of the Owned Real Property or Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the property in question or the operation of the business of the Companies;

(xiii) Sellers shall have delivered to Buyer copies of the Certificate of Incorporation (or comparable organizational document) of each the Companies certified no more than thirty (30) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation; and, with respect to each of the Establishments, Sellers shall have also delivered to Buyer (1) a confirmation of good standing, dated the date of the merger, with respect to any and all companies merged into each of the Establishments, (2) a certified copy of the articles and certificate of incorporation for each company merged into each of the Establishments, (3) the Zessionserklarung for each Establishment, duly issued as required by applicable law, and (4) a resolution of the directors of each Establishment approving the transfer of the Founder’s Rights as contemplated hereby;

(xiv) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the resolutions of the Board of Directors (or an authorized committee thereof) of each Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of each Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xv) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each Acquired Company and legal representative of the Colombian Companies, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the Certificate of Incorporation of such Person since the date specified in clause (xiii) above; (ii) the by-laws of such Person; and (iii) any resolutions of the Board of Directors (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated thereby; and, with respect to each of the Establishments, the Sellers will also deliver a document issued by the appropriate Liechtenstein governmental authority confirming that all Taxes of each of the Establishments have been paid;

(xvi) If the FAE Account Payable exists, FAE shall have assigned the FAE Account Payable to BIC, and endorsed and delivered to BIC any documentation evidencing such account, all at no cost to BIC;

(xvii) Sellers shall have delivered to Buyer a Schedule setting forth the amounts of the Assumed Liabilities, the Closing Date Liabilities, and the Creditable Assets, as well as the Closing Date Purchase Price Adjustment Certificate, each dated the Closing Date;

(xviii) Banamayal shall have assumed and agreed to perform all obligations of El Retiro under the Fagrasas lease;

(xix) Expofrut shall have assumed and agreed to perform all of its obligations under this Agreement and the Ancillary Agreements;

(xx) Banadex shall have assigned to Expofrut, and Expofrut shall have assumed, all contracts under the terms of which Banadex exports fruit on behalf of third parties;

(xxi) the Companies and FundaBanadex shall have been released from any guarantee of any liability or obligation of another Person, other than the Assumed Liabilities and the Closing Date Liabilities;

(xxii) no Material Adverse Change nor any development described in §10(c)(i) shall have occurred between the date of execution of this Agreement and the Closing Date; provided, however, that any investigation or proceeding referred to in §4(c) of the Disclosure Schedule shall not be deemed a Material Adverse Change;

(xxiii) BanColombia shall be in a position to, on or prior to the Closing Date, finance the transactions contemplated in this Agreement, pursuant to the BanColombia Commitment Letter;

(xxiv) no strike or work stoppage by employees of the Colombian Companies shall be in effect nor shall there be any active threat of such action by such employees; and

(xxv) Sellers shall have delivered to Buyer a certificate of the legal representative of each Colombian Company and CFS, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the resolutions of the Board of Directors (or an authorized committee thereof) of each Colombian Company and CFS authorizing the execution, delivery, and performance of the Ancillary Agreements and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of each Colombian Company and CFS executing the Ancillary Agreements or any other agreement contemplated by this Agreement;

Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction, on or prior to the Closing Date, of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §6(b)(i)-(iii) is satisfied in all respects;

(v) the Parties and the Companies shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi) the relevant parties shall have entered into all the Ancillary Agreements and the same shall be in full force and effect;

(vii) Expofrut shall have received any and all receivables (including, without limitation, trade account receivables) remaining in the possession or control of the Companies as of the Closing Date other than those not capable of being transferred as of the Closing Date;

(viii) Expofrut shall have received any and all of the issued and outstanding shares of Banamayal and El Retén owned by the Companies;

(ix) Expofrut shall have received any and all of the issued and outstanding shares of CLC owned by Banadex;

(x) El Retiro shall have assigned all of its lessee rights and delegated all of its lessee obligations under its lease with Fagrasas to Banamayal;

(xi) Sellers shall have received from counsel to Buyer opinions in form and substance as set forth in Exhibit 45 attached hereto, addressed to Sellers, and dated as of the Closing Date;

(xii) Buyer shall have delivered to Sellers a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, certifying as to (i) the resolutions of the Board of Directors (or an authorized committee thereof) of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

(xiii) all Excluded Assets shall have been transferred out of the Companies and shall have been assigned to Expofrut or other Affiliates of CBII and all contracts (written or unwritten) and commercial relationships between the Companies, CBII and its Affiliates shall have been terminated, except as otherwise contemplated herein;

(xiv) Buyer shall have delivered to Sellers a duly executed waiver, reasonably acceptable to Sellers, whereby Banadex, El Retiro and CFS waive any claim and all rights arising from past relationships with any CBII Affiliate or Subsidiary, including, but not limited to, intellectual property rights and banana selling rights; except for rights intended to survive the Closing pursuant to the Ancillary Agreements;

(xv) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers;

(xvi) there shall not be outstanding, threatened, instituted or pending any action, proceeding or investigation by any governmental entity which seeks to challenge or make illegal, or in which the possibility has been raised and not withdrawn of an action or proceeding which seeks to challenge or make illegal, any of the transactions contemplated by this Agreement or any of the other agreements referred to herein; and

(xvii) Buyer shall have delivered to Sellers a duly executed waiver, reasonably acceptable to Sellers, whereby Banadex, El Retiro and CFS waive any and all claims against each director, officer or employee signing any agreement or document on behalf of Banadex, El Retiro or CFS arising from the execution of any and all Ancillary Agreements or any other document expressly contemplated or required by the terms of this Agreement.

Sellers may waive any condition specified in this §6(b) if they execute a writing so stating at or prior to the Closing.

7. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of Sellers contained in §4 above shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter. All of the representations and warranties contained in §3 above shall survive the Closing hereunder and continue in full force and effect indefinitely (subject to any applicable statutes of limitations). Notwithstanding the foregoing, (i) the representations and warranties contained in §4(s)(i) above shall survive the Closing hereunder and continue in full force and effect for a period of four (4) years thereafter; (ii) the representations and warranties contained in §4(t) above shall survive the Closing hereunder and continue in full force and effect for eight (8) years thereafter; (iii) the representations and warranties contained in §4(l) with respect to the Owned Real Property with the title defects of “nulidad de título” and “carece de título originario” specified in §4(l)(1)a. of the Disclosure Schedule shall survive the Closing hereunder and continue in full force and effect for a period of nine (9) years thereafter; and (iv) the representations and warranties contained in §4(r) and 4(s)(ii) above shall survive the Closing hereunder and continue in full force and effect for the full statute of limitations period applicable to actions arising thereunder under the laws of the Republic of Colombia.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) Provided that Buyer makes a written claim for indemnification against Sellers in accordance with §9(g) below within the survival period provided in §7(a) above, then Sellers shall jointly and severally indemnify, defend and hold the Buyer harmless from and against the entirety (subject to the limitations set forth below) of any Adverse Consequences that Buyer or any Company shall suffer that are caused proximately by:

(1) the breach by any Seller of any of its representations, warranties, and covenants (other than the covenants in §2(a) and §5 above and the representations and warranties in §3(a) above) contained herein (determined without regard to any limitation or qualification by materiality);

(2) any claim against or liability of any Company (based in contract, tort or otherwise) arising out of or relating to, the operation of the Companies and their businesses during the period prior to the Closing Date, other than any claim or liability relating to: (w) the Assumed Liabilities, (x) the Closing Date Liabilities, (y) Taxes or Income Taxes (the indemnity obligation for which is covered in §8), (z) any Environmental Health and Safety Requirements with respect to which Buyer has not made a written claim for indemnification prior to the eight year survival period specified in §7(a)(ii) above;

(3) any claim for breach of any contract (x) entered into by any of the Colombian Companies and in effect on the Closing Date, and (y) not listed in §4(o) of the Disclosure Schedule; and

(4) any claim against or liability (strict or otherwise) of any Company arising from or related to the injury to individuals as a result of the consumption of bananas shipped by any Company prior to the Closing Date;

provided, however, that

Sellers shall not have any obligation to indemnify Buyer pursuant to this §7(b)(i) from and against any such Adverse Consequences: (A) until Buyer has suffered Adverse Consequences in excess of a Two Hundred Fifty Thousand Dollar ($250,000.00) aggregate basket (at which point, Sellers will be obligated to indemnify Buyer for all Adverse Consequences relating to such claims from the first Dollar), or thereafter (B) to the extent the Adverse Consequences Buyer has suffered exceed a Thirty Million Dollar ($30,000,000.00) aggregate ceiling (after which point Sellers will have no obligation to indemnify Buyer from and against such Adverse Consequences in excess of such aggregate ceiling); and provided further, however, that (C) in addition to what is provided in Clauses (A) and (B) above, Sellers shall not have any obligation to indemnify Buyer pursuant to this §7(b)(i) from and against any Adverse Consequences caused proximately by the breach of the representations or warranties contained in §4(h) until such Adverse Consequences exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and then Sellers’ indemnity obligation shall be limited to the amount of such Adverse Consequences in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), and (D) in the case of a breach of the representation and warranty contained in §4(g), for purposes of determining the Adverse Consequences for which Buyer may be indemnified, Buyer shall not be entitled to claim that the amount of such Adverse Consequences must be measured by how the Purchase Price would have been reduced, based on the Buyer’s valuation methodology, if the Financial Statements had accurately reflected the financial condition or operating results of the Colombian Companies for the periods in question. The Parties have agreed that if, in connection with the same facts and circumstances, Buyer can make a claim for indemnification for a breach of the representations made by Sellers under §4(h) as well as under some other subsection of §4, Buyer shall be permitted to select the subsection of §4 under which it will make a claim for indemnification.

(ii) In the event Sellers breach any of their covenants in §2(a) and §5 above or any of their representations and warranties in §3(a) above, and provided that Buyer makes a written claim for indemnification against Sellers in accordance with §9(g) below within the applicable survival period pursuant to §7(a) above, then Sellers shall indemnify, defend and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer shall suffer caused proximately by such Sellers’ breach.

(iii) Notwithstanding any of the foregoing:

(1) the limitations provided in §7(b)(i)(A) and (B) shall not apply to the Sellers’ obligations to indemnify Buyer for any breach of the representation provided in §4(s);

(2) the limitations provided in §7(a) and §7(b)(i)(A) and (B) shall not apply to (x) the indemnification obligations under §8, and (y) any indemnification obligation arising or relating to §4(k), for which the survival period and the exclusive remedy for any breach thereof shall be as provided in §8; and

(3) the damage suffered by BIC under the Banana Purchase Agreement resulting from the inability of CIL to perform its obligations under the Banana Purchase Agreement because such performance violates or conflicts with applicable U.S. law, or because a governmental authority having jurisdiction over CBII, Sellers or their business has asserted that such performance violates or conflicts with applicable U.S. law shall not be considered an Adverse Consequence with respect to which the Buyer has a separate right to be indemnified under this §7.

(c) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties and covenants contained herein, and provided that Sellers make a written claim for indemnification against Buyer in accordance with §9(g) below within the applicable survival period pursuant to §7(a) above, Buyer shall indemnify, defend and hold Sellers harmless from and against the entirety of any Adverse Consequences suffered caused proximately by the breach, including any Adverse Consequences arising out of or relating to any failure of Buyer to satisfy, or for a breach or violation of, its obligations under §5 above, and any claim, based in contract, tort or otherwise, arising out of or relating to, the operation of the Companies and their business after the Closing.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §7, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct and control the defense of the Third Party Claim[, at the Indemnifying Party’s expense,] with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party; and (B) the Indemnified Party may participate in such defense with its own counsel and at its own expense.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in §7(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. The Indemnified Party may recover from the Indemnifying Party its expenses related to such defense if it is ultimately determined that it is entitled to indemnity for such claim.

(iv) In no event will the Indemnified Party consent to the entry of any judgment, enter into any settlement or make any payment with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably), except if the Indemnifying Party fails to defend as provided in §7(d)(ii). The Indemnifying Party may refuse to provide such consent for any reason if it assumes the defense of such Third Party Claim.

(v) The assumption by the Indemnifying Party of the defense of any Third Party Claim does not constitute a waiver of its right to dispute its obligation to indemnify the Indemnified Party for such Third Party Claim. Any expenses incurred by the Indemnifying Party in the defense of a Third Party Claim may be recovered from the Indemnified Party if it is ultimately resolved by arbitration in accordance with §9(o) that the Indemnifying Party was not obligated to indemnify the Indemnified Party for such Third Party Claim.

(vi) The Sellers shall have the right to assume the defense of any Third Party Claim notwithstanding that Sellers may not be required to indemnify Buyer pursuant to §7(b)(i)(A).

(e) Determination and Payment of Adverse Consequences. All indemnification payments under this §7 shall be paid by the Indemnifying Party in Dollars net of any insurance proceeds that are received by the Indemnified Party. The Indemnified Party shall file and pursue in good faith any available claims for insurance recovery and use commercially reasonable efforts to collect any applicable insurance proceeds. Any Adverse Consequences not incurred in Dollars for which indemnification under this §7 is required to be paid shall be converted into Dollars at the rate quoted (known in Colombia as “tasa representativa de mercado” or “TRM”) by the Central Bank of Colombia (known in Colombia as “Banco de la República”) for the sale of Dollars on the date on which such indemnification for Adverse Consequence is paid. All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(f) Exclusive Remedy. Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this §7 shall be the exclusive remedy of Buyer and Sellers with respect to the transactions contemplated by this Agreement, other than for fraud.

(g) Environmental Remedies. Without limiting the generality of (f) above, Buyer understands and agrees that its right to indemnification under §7(b) for breach of the representations and warranties contained in §4(t) hereof shall constitute its sole and exclusive remedy against Sellers with respect to any environmental, health, or safety matter relating to past, current, or future facilities, properties, or operations of the Companies, and all of their respective predecessors or Affiliates, including any such matter arising under any Environmental, Health, and Safety Requirements.

(h) Recoupment Under Buyer’s Note and the One Million Dollar Excess Inventory Note. At the option of either Sellers or Buyer, Sellers’ indemnity obligation under this §7 may be satisfied, in whole or in part, by notifying Buyer, in case Sellers exercise their option, or Sellers, in case Buyer exercises its option, that the party exercising its option is reducing the principal amount outstanding under the Buyer’s Note and/or the One Million Dollar Excess Inventory Note. In addition, at the option of the Buyer only, Buyer may elect, by written notice to Sellers, to reduce the principal amount of the Buyer’s Note and/or the One Million Dollar Excess Inventory Note to recover any amounts due to Buyer or its Affiliates as a result of a payment default by the purchaser under the Banana Purchase Agreement or the Pineapple Purchase Agreement. Any reduction in the principal amount of the Buyer’s Note and/or the One Million Dollar Excess Inventory Note resulting from the recoupment or setoff to which either Sellers or Buyer is entitled under this Agreement shall be applied to reduce the next installment(s) of principal and interest coming due thereunder. In the event of a dispute between Buyer and Sellers as to whether Buyer is entitled to reduce the amount of the Buyer’s Note and/or the One Million Dollar Excess Inventory Note as a result of an indemnity obligation of Sellers or an alleged payment default by the purchaser under the Banana Purchase Agreement or the Pineapple Purchase Agreement, no such reduction shall have effect until such dispute shall have been resolved by arbitration in accordance with §9(o) of this Agreement or clause 11 of the Banana Purchase Agreement or clause 11 of the Pineapple Purchase Agreement, respectively, as applicable; provided, that if the arbitrator shall resolve that Buyer is entitled to reduce the amount due under the Buyer’s Note and/or the One Million Dollar Excess Inventory Note, such reduction shall be deemed effective as of the date Sellers received notice of Buyer’s intent to make the offset, as provided in §9(o). Any installment payment under the Buyer’s Note and/or the One Million Dollar Excess Inventory Note, which shall come due prior to the resolution of such dispute, shall be paid by Buyer and deposited in an escrow account pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit 46 attached hereto for application consistent with the terms thereof.

(i) Waiver. The failure of any Indemnified Party to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnified Party hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give notice.

8. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a) Tax Indemnification. Sellers shall jointly and severally defend and indemnify the Companies and Buyer and hold them harmless from and against all Income Taxes and Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); provided, however, that, Sellers shall be liable only to the extent that such Income Taxes or Taxes are not included in the Closing Date Liabilities. Furthermore, Sellers shall indemnify Buyer for any and all charges, Income Taxes or Tax liabilities incurred by the Companies arising or incurred as a direct result of the Conversion. Sellers’ indemnity obligation under this §8 shall expire five (5) years after the due date of the tax return that must be filed for the last tax period that commences prior to the Closing, notwithstanding anything to the contrary contained in §7(a).

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the allocation of responsibility for tax matters shall be determined as provided in this clause (b). Sellers shall do an interim closing of the books as of the close of business on the Closing Date. If based on such closing of the books the Companies generated an operating loss during the Pre-Closing Tax Period, then the amount of any Income Tax or Taxes for the Pre-Closing Tax Period shall be determined based on the Companies’ net equity for the prior taxable period and Sellers’ responsibility shall be based on the number of days of the Straddle Period that Sellers owned the Companies. If based on such closing of the books the Companies generated net taxable income during the Pre-Closing Tax Period, then the amount of any Income Tax or Taxes for the Pre-Closing Tax Period shall be determined based on either (1) the number of days of the Straddle Period that the Sellers owned the Companies, if the Company had a loss for the entire taxable year and the amount of Income Tax payable for the Straddle Period is based on the Companies’ net equity for the prior taxable period, or (2) an interim closing of the books as of the close of business on the Closing Date if the Company had net taxable income for the entire taxable year and the amount of Income Tax payable for the Straddle Period is based on the Companies’ income (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Companies holds a beneficial interest shall be deemed to terminate at such time). For purposes of clarification, Sellers shall retain the right to use any and all of the Companies’ net loss carry forwards attributable to taxable periods prior to the Closing Date to reduce any income attributable to the portion of the Straddle Period occurring before the Closing Date.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns and Tax Returns for the Companies which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Income Tax Returns and Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Income Tax Returns and Tax Returns as are reasonably requested by Sellers.

(d) Refunds and Tax Benefits. Any refunds of Income Taxes and Taxes that are received by Buyer or the Companies, and any amounts credited against Income Taxes and Taxes to which Buyer or the Companies become entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after (i) receipt thereof, in the case of a refund, or (ii) the date Buyer becomes entitled to apply such credit to pay its taxes. To the extent that a claim for refund or a proceeding results in a payment or credit against Income Taxes or Taxes by a taxing authority to Buyer or the Companies of any amount included in the Closing Date Liabilities, Buyer shall pay such amount to Sellers within fifteen (15) days after (i) the date of receipt of payment of such refund, or (ii) the date Buyer becomes entitled to apply such credit to pay its taxes. Notwithstanding the foregoing, Buyer shall not be required to pay or reimburse Sellers for any Income Tax benefit received by the Companies or Buyer as a result of the cumulative net tax loss carried on the books of the Companies as of the Closing Date.

(e) Cooperation on Tax Matters.

(i) Buyer, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Income Tax Returns and Tax Returns pursuant to this §8 and any audit, litigation or other proceeding with respect to Income Taxes or Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer acknowledges and understands that the Sellers’ group of companies is subject to United States income tax reporting. As part of that obligation, the affairs of the Companies have been reported to the United States Internal Revenue Service (the “US IRS”). The US IRS has given notice to Sellers’ group of companies that it will be subject to a tax audit of its activities for the years 1999 through 2004. These audits will last several years and may require information, including accounting records, concerning the Companies. Such information must be provided to the US IRS within ninety (90) days from the time it is formally requested by the US IRS. Buyer agrees to provide any such information that may be requested by Sellers and that is in the Companies’ possession within thirty (30) days from the date it is requested by Sellers. The Companies and Sellers agree (A) to retain all books and records with respect to Income Tax and Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Companies or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Income Tax or Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f) Conduct of Tax Proceedings. If any taxing authority notifies Buyer or any of the Companies of a tax investigation involving a tax period with respect to which Sellers are required to indemnify Buyer hereunder (the “Covered Tax Period”), Buyer or any of the Companies shall notify Sellers of such investigation within ten (10) Business Days of becoming aware of such investigation. Sellers shall participate jointly with the Companies and Buyer in all proceedings relating to such investigation and Sellers shall control all aspects (including all discussions with the taxing authority) of such investigation insofar as it relates to the Covered Tax Period.

If any taxing authority asserts a tax deficiency, which, if successful, might result in an indemnity payment to Buyer pursuant to §8(a), Buyer shall notify Sellers in writing of such alleged deficiency (a “Tax Claim”) within ten (10) Business Days of the receipt of notice of such deficiency. Notwithstanding the foregoing, the Buyer’s failure to give any notice required by this subsection (f) during the applicable time period shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been actually and materially prejudiced as a result of such failure (except that the Sellers shall not be liable for any expenses incurred by the Buyer during the period in which the Buyer failed to give such notice).

With respect to any Tax Claim (other than a Tax Claim relating solely to Income Taxes or Taxes of the Companies for a Straddle Period), Sellers shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto. Sellers and Buyer shall jointly participate in all proceedings taken in connection with any Tax Claim relating solely to Income Taxes and Taxes of the Companies for a Straddle Period. Buyer and the Companies shall cooperate with Sellers in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Sellers’ request) the provision to Sellers of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

In no case shall Buyer or any of the Companies settle or otherwise compromise any Tax Claim without Sellers’ prior written consent, except if Sellers fail to defend, or admit responsibility for, such Tax Claim in accordance with §8(f).

9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Without limiting the Parties’ respective rights to make such disclosures as they believe in good faith are so required, if this Agreement is terminated pursuant to §11(a) due to a failure to satisfy one of the conditions provided in §6, the parties will use reasonable good faith efforts to agree on the text of a joint press release which (i) discloses the reasons for termination, and (ii) reduces the adverse publicity, consequences and effect of such termination on the parties and their continued operations in Colombia.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by a reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers: Chiquita International Limited, 7 Reid Street, Suite 109, P.O. Box HM-2181, Hamilton JX, Bermuda, Attention: Vice-President; Copy to: Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202, USA, Attention: President; and to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202, USA, Attention: Office of the General Counsel.

If to Buyer: Invesmar Limited, Calle 26 sur #48-12, Envigado, Colombia, Attention: President; Copy to: Luis de Armas, Shutts & Bowen LLP, 1500 Miami Center, 201 S. Biscayne Boulevard, Miami, Florida 33131.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer, Sellers, and the Companies will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, including any cost or expense incurred in the constitution of any collateral required by this Agreement, including, but not limited to, the Mortgages, shall be shared equally by Buyer and Sellers. Notwithstanding the foregoing, Sellers shall be responsible for any and all costs and expenses arising from or incurred with respect to (i) the transfer and/or assignment of the Excluded Assets from the Companies to an entity designated by the Sellers, and (ii) the Conversion.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(o) Arbitration.

(i) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any questions regarding its existence, validity or termination, or regarding a breach thereof (hereafter collectively, a “dispute”) shall be settled by arbitration under and in accordance with the International Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement (the “Rules”). All disputes submitted to arbitration in accordance herewith shall be finally settled by arbitration conducted in Miami, Florida. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto and to the American Arbitration Association (the “AAA”). Each of the two parties shall designate one arbitrator and the two designated arbitrators shall choose a third arbitrator, who shall also be the chairman of the panel. The AAA shall confirm the appointment of such third arbitrator. If one of the two parties appoints an arbitrator but the other party fails to nominate its arbitrator within thirty (30) days from another party’s notice of such a request for arbitration, then the appointment of such second arbitrator shall be made by the AAA upon the request of the other party; and in the event that the appointed arbitrators shall fail to appoint the third arbitrator within sixty (60) days after the date of appointment of the most recently appointed arbitrator, the third arbitrator shall be appointed by the AAA upon the request of either party.

(ii)      A. The arbitrators shall be legal practitioners having at least fifteen (15) years experience in commercial legal matters in the twenty years immediately preceding commencement of the arbitration;

B. the arbitration shall be conducted under and in accordance with the Rules, which Rules are deemed to be incorporated by reference;

C. the site of the arbitration shall be in Miami, Florida, any award shall be deemed to have been made there and the language to be used in the arbitration proceedings shall be the English language;

D. the decision of and/or the award rendered by the arbitration panel shall be final and binding upon all Parties, and judgment upon the award may be entered by any court having jurisdiction thereof;

E. all matters relating to the enforceability of this arbitration agreement and any decision or award rendered pursuant to this agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1-16;

F. the arbitrators shall apply the substantive law of the State of Florida, United States of America, exclusive of any conflict of law rules;

G. each Party shall be required to continue to perform its other obligations under this Agreement not affected by the dispute pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances; and

H. any claim by either Party shall be time-barred unless the asserting party (1) commences an arbitration proceeding with respect to such dispute or, (2) in the case of the Buyer, notifies the Sellers that it is exercising its right to make a setoff against the Buyer’s Note under §7(h), within one year after the dispute or claim arose. All issues relating to the timeliness of claims shall be resolved by the arbitrators.

Any award shall be in writing in the English language. Any monetary award shall be denominated in United States of America dollars. The arbitrators shall neither have nor exercise any power to act as amiable compositeur or decide ex aequo et bono; or to award special, exemplary, indirect, consequential or punitive damages. All expenses, costs and legal fees incurred by each party shall be paid by the party incurring them. The cost of the arbitration (including, the filing fees) fixed by the Rules shall be shared equally by all the parties to the arbitration.

Notwithstanding any of the foregoing, the arbitration clause set forth in this §9(o) shall not apply to any dispute, claim or controversy arising out of or related to (a) the Buyer’s payment default under the Notes, other than a payment default under the Buyer’s Note arising from or relating to the exercise of Buyer’s rights under §7(h), (b) any action or proceeding to collect or enforce, the Sellers Guarantee, the Aikon Guarantee, the Colombian Companies Guarantee or the Mortgages, or any final and binding arbitral award or decision issued pursuant to §9(o), or (c) any action by either Party to enforce the obligations of the other Party under §5(h) or §5(o); provided, however, that any Party seeking to enforce its rights under §5(h) or §5(o) of this Agreement may take action as provided under such sections or as set forth in this §9(o). Any dispute, claim or controversy arising out of or related to clause (a) or (b) of this paragraph shall be resolved as provided in §9(p) below.

(p) Jurisdiction and Forum. The Parties agree as follows:

(i) The Parties hereto agree that an appropriate forum and venue for the enforcement of any arbitral award under §9(o) and for the resolution of any disputes between any of the Parties hereto not subject to arbitration under §9(o) shall be any state or federal court in the State of Florida, United States of America. The foregoing shall not limit the rights of any Party to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(ii) By the execution and delivery of this Agreement, the Parties (a) irrevocably designate and appoint the following as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Florida:

For the Sellers: CT Corporation System, 1200 South Pine Island Road, Plantation, Florida, 33324.

For the Buyer: Corporation Company of Miami (LAD), 201 South Biscayne Boulevard, Suite 1500, Miami, Florida 33131.

(b) submit to the personal jurisdiction of any such court in any such suit or proceeding, and agree that service of process upon CT Corporation System and the Corporation Company of Miami shall be deemed in every respect effective service of process upon the Parties in any suit or proceeding. The Parties further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be reasonably necessary to continue such designation and appointment of each of CT Corporation System and the Corporation Company of Miami in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by law.

(iii) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

10. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6).

(b) Operation of Business. Except as contemplated in §4(h) of the Disclosure Schedule, Sellers will not cause or permit any of the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers shall not cause or permit any of the Companies to take any of the actions described in §4(h)(i) through (xi) without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) Notice of Developments. Each Party (a “Notifying Party”) will give prompt written notice to the other (the “Notified Party”) of (i) any material breach of any of the Notifying Party’s representations and warranties in §3 or §4 above not caused by an adverse development described in clause (ii) and (ii) any adverse development that occurs after the date hereof that would cause the condition set forth in §6(a)(i) or 6(b)(i), as the case may be, not to be satisfied. The Notifying Party shall have ten (10) Business Days from the date of such notice (or such longer period as the Parties may agree in writing) within which to cure such breach. If such breach is not cured within the period specified in the preceding sentence, the Notified Party may, at its option, either: (1) terminate this Agreement by reason of the aforesaid notice, or (2) waive said breach and proceed to close on the terms set forth herein. The Notified Party’s election shall be made by written notice to the Notifying Party within five (5) Business Days from the end of the cure period specified in the preceding sentence. If the Notified Party elects to waive said breach, the written notice pursuant to this section will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §3 or §4 above, and to have cured any misrepresentation or breach of warranty that might have existed hereunder with respect to the matters disclosed in such notice.

(d) Exclusivity. None of Sellers will (and Sellers will not cause or permit the Companies to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock, founder’s rights or other voting securities, or any substantial portion of the assets, of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

11. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

(ii) Buyer may terminate this Agreement by giving written notice to Sellers if: (1) Sellers have breached any of their representations, warranties or covenants in any material respect, or (2) any of the conditions set forth in §6(a) has not been satisfied within thirty (30) days after the date of this Agreement; and, in each such case, the breach or failure of condition has not been cured within ten (10) Business Days after Sellers receive written notice thereof from Buyer.

(iii) Sellers may terminate this Agreement by giving written notice to the Buyer if: (1) Buyer has breached any of its representations, warranties or covenants in any material respect, or (2) any of the conditions set forth in §6(b) has not been satisfied within thirty (30) days after the date of this Agreement; and, in each such case, the breach or failure of condition has not been cured within ten (10) Business Days after Buyer receives written notice thereof from Sellers.

(iv) Either Party may terminate this Agreement under the circumstances provided in §10(c) above.

Notwithstanding the provisions of clause (a)(ii) above, if the only closing condition under §6(a) that is not satisfied is the condition provided in §6(a)(xxiv), Buyer may not terminate this Agreement under §11(a)(ii) until ninety (90) days after the date of this Agreement (instead of the 30 days that apply to the failure of other conditions). Any notice of termination sent pursuant to this §11(a) shall state the specific grounds for termination relied upon by the terminating party.

(b) Effect of Termination.

(i) If any Party terminates this Agreement pursuant to §11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for an intentional breach of any of its representations, warranties or covenants hereunder and except as provided in §11(b)(ii), (iii), (iv), and (vi) below); provided, however, that the confidentiality provisions contained in §5(c) above and the provisions of §11(b)(ii), (iii), (iv), (v), and (vi) below shall survive such termination.

(ii) If the Sellers terminate this Agreement because the condition in §6(b)(xvi) is not satisfied or if Buyer terminates this Agreement because the condition in §6(a)(xxiii) is not satisfied due to BanColombia’s exercise of its rights under Paragraph 9 of Clause Thirteen of the BanColombia Loan Agreement, in each case within thirty (30) days after the date of this Agreement, then Sellers shall reimburse Buyer for all of Buyer’s Reimbursable Costs, up to a maximum payment of $425,000.

(iii) If Sellers terminate this Agreement because the condition in §6(b)(xvi) is not satisfied within thirty (30) days after the date of this Agreement, then in addition to paying

Buyer its Reimbursable Costs, Sellers shall, subject to §11(b)(iv) below, pay Buyer an amount (the “Make-Whole Payment”) equal to $3,000,000, reduced by the amount of any payment made pursuant to §11(b)(ii) above. The Make-Whole Payment shall be paid on the earlier of: (i) one (1) year following the date hereof, or (ii) within five (5) Business Days after Sellers complete the sale (directly or through a merger, stock exchange or similar transaction) of all or any substantial part of the Founder’s Rights or of the capital stock or assets of the Companies. Any payment made by Sellers in accordance with §11(b)(ii) and §11(b)(iii) shall be in full satisfaction of all claims by the Buyer arising from the termination of this Agreement.

(iv) Notwithstanding the foregoing, Sellers will have no obligation to pay the Make-Whole Payment if, during the one (1) year period commencing on the date hereof (the “Tail Period”):

(A) Sellers sell the Companies to Buyer; or

(B) Sellers offer to sell the Companies to Buyer at the same price and on the same terms set forth in this Agreement (including entering into the Banana Purchase Agreement, Pineapple Purchase Agreement, and the other Ancillary Agreements), adjusted only to reduce the price to reflect any Material Adverse Changes occurring after the date of this Agreement, and Buyer fails to accept said offer, as provided below; or

(C) (x) Sellers shall receive a bona fide offer from a third party (the “Third Party Offer”) to purchase (i) all or substantially all of the Founders’ Rights, membership certificates, capital stock or assets of the Companies or (ii) all or substantially all of the assets of the Companies’ Turbo Division (the Turbo Division consists of all assets of the Companies other than the farms located in Santa Marta); (y) Sellers shall offer to sell such Founder’s Rights, membership certificates, capital stock or assets to Buyer at the price, and on the terms, set forth in the Third Party Offer (but adjusted as provided in the following sentence); and (z) Buyer shall fail to accept said offer as provided below. Notwithstanding the terms of any Third Party Offer, the price and terms offered to Buyer pursuant to this §11(b)(iv)(C) shall be adjusted as follows: (1) the purchase price shall be the lower of the price in the Third Party Offer or the applicable Formula Price (as defined below), (2) no more than 75% of the purchase price shall be payable in cash at closing; (3) Buyer shall be permitted to pay at least 25% of the purchase price in notes, on terms similar to the Buyer’s Note to be issued hereunder; and (4) Buyer shall be permitted to assume the Pension Liabilities as provided in this Agreement and shall receive full credit therefor against the cash portion of the purchase price; provided, that further adjustments shall be made if and as necessary to avoid any breach of Section 1015(b) of the Indenture dated as of March 15, 2002 between Chiquita Brands International, Inc. and Wells Fargo Bank Minnesota, National Association, Trustee, as supplemented by a Certificate of Terms dated March 18, 2002. The applicable “Formula Price” shall be the aggregate purchase price described in Exhibit 47 hereto adjusted, as set forth in Exhibit 47 hereto, to take into account any reduction (but no increase) in the price per box of bananas (from the price per box now provided in the Banana Purchase Agreement) at which Sellers are willing to purchase bananas from Buyer or its Affiliates under a new banana purchase agreement substantially similar (except for price) to the Banana Purchase Agreement. The Formula Price assumes that on the date of closing the Companies will not have any cash or cash equivalents, any accounts receivable, any assets consisting of prepayment or deposits, or any liabilities other than the Assumed Liabilities, all of which Buyer has agreed to assume as part of the Formula Price, and that an amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000.00) of non-obsolete Excess Inventory (other than bananas packed in boxes waiting to be shipped) remains in the Colombian Companies. To the extent that the assets or liabilities of the Companies on the date of closing vary from what is provided in the preceding sentence, the Formula Price (and the cash portion thereof) shall be adjusted in a manner consistent with what is provided in §2(e) of this Agreement.

(v) If Sellers shall offer to sell the Companies to Buyer pursuant to §11(b)(iv) above, such offer shall be made by written notice, which notice shall be accompanied by a copy of the Third Party Offer in the case of an offer pursuant to §11(b)(iv)(C). Buyer shall have a period of 15 days following its receipt of the aforesaid notice during which Buyer may accept Sellers’ offer, by written notice to Sellers. The acceptance of any such offer by Buyer shall obligate the parties to use reasonable good faith efforts to (i) negotiate and enter into one or more definitive agreements to give effect to the sale contemplated by §11(b)(iv) and, (ii) in the case of Buyer, obtain bank loans satisfactory to Buyer to finance the transaction, as soon as practicable (but in no event more than 45 days) after Buyer’s acceptance of the offer. Such definitive agreements shall provide for consummation of the transaction within thirty (30) days after their execution and shall provide such terms with respect to the adjustment of the purchase price as is contemplated in the last sentence of §11(b)(iv) above.

(vi) If (A) a Party (the “Non-Breaching Party”) elects to terminate this Agreement under §11(a) as a result of receiving a notice from the other Party, or becoming aware of a breach by the other Party (the “Breaching Party”) of any of the representations made by the Breaching Party, and (B) on the date this Agreement is entered into the Breaching Party knew that such representation was false as of such date, the Breaching Party shall reimburse the Non Breaching Party for all Reimbursable Costs incurred by the Non-Breaching Party up to the maximum payment set forth in §11(b)(ii) above. The payment of Reimbursable Costs pursuant to this §11(b)(vi) shall be in full satisfaction of all claims by the Non-Breaching Party arising from the other Party’s breach and the Breaching Party shall have no further liability whatsoever to the Non Breaching Party.

(vii) If a Notified Party elects to terminate this Agreement as a result of receiving notice from the Notifying Party of the occurrence of an event described in §10(c)(i) or (ii) (other than an event described in §11(b)(ii) or a knowing breach described in §11(b)(vi)(B)), the Notifying Party shall have no liability whatsoever to the Notified Party under this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SELLERS:		BUYER:

CHIQUITA INTERNATIONAL LIMITED		INVESMAR LIMITED

By:	/s/ John Ordman	By:	/s/ Víctor Henríquez Velásquez
Title:	Vice President	Title:	President

CHIQUITA BRANDS LLC

By:	/s/ Robert W. Olson
Title:	Senior Vice President, General Counsel And Secretary